Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEBRASKA

In re: PROFESSIONAL VETERINARY PRODUCTS, LTD, A NEBRASKA CORPORATION, Debtor,	) ) ) ) ) ) ) )	Case No. 10-82436 Chapter 11

In re: EXACT LOGISTICS, LLC, Debtor,	) ) ) ) ) )	Case No. 10-82437 CHAPTER 11

In re: PROCONN, LLC, Debtor,	) ) ) ) ) ) )	Case No. 10-82438 CHAPTER 11

FIRST AMENDED JOINT PLAN OF LIQUIDATION PROPOSED BY THE DEBTORS

AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Robert J. Bothe, #15018

James J. Niemeier, #18838

Robert P. Diederich, #23393

McGrath North Mullin & Kratz, PC LLO

Suite 3700, First National Tower

1601 Dodge Street

Omaha, Nebraska 68102-1627

Telephone: (402) 341-3070

Facsimile: (402) 341-0216

Attorneys For Debtors

Wanda Borges Borges & Associates, LLC 575 Underhill Blvd., Ste. 118 Syosset, New York 11791 Telephone: (516) 677-8200 Facsimile: (516) 677-0806 Attorney For Unsecured Creditors Committee

TABLE OF CONTENTS

I. INTRODUCTION	1
II. DEFINED TERMS AND RULES OF INTERPRETATION	1
A. RULES OF CONSTRUCTION	2
B. DEFINITIONS	2
C. RULES OF INTERPRETATION	17
D. COMPUTATION OF TIME	18
E. GOVERNING LAW	18
F. EXHIBITS	18
III. CLASSIFICATION OF CLAIMS AND INTERESTS	18
A. INTRODUCTION	18
1. UNSOLICITED AND UNCLASSIFIED CLAIMS (NOT ENTITLED TO VOTE ON THE AMENDED PLAN)	19
2. IMPAIRED VOTING CLAIMS AND UNIMPAIRED NON-VOTING CLAIMS (CLASS 2 IS ENTITLED TO VOTE ON THE AMENDED PLAN)	19
3. IMPAIRED INTERESTS (DEEMED TO HAVE REJECTED THE AMENDED PLAN AND, THEREFORE, NOT ENTITLED TO VOTE ON THE AMENDED PLAN)	19
B. TREATMENT OF CLAIMS AND INTERESTS	19
1. UNCLASSIFIED CLAIMS	19
2. IMPAIRED VOTING CLAIMS AND UNIMPAIRED NON-VOTING CLAIMS	20
3. IMPAIRED INTERESTS	21
4. SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS	21
5. SECURED, ADMINISTRATIVE, UNSECURED AND GOVERNMENTAL CLAIMS BAR DATES	21
6. ALLOWED CLAIMS	22
IV. ACCEPTANCE OR REJECTION OF THE AMENDED PLAN	22
A. IMPAIRED CLASSES OF CLAIMS ENTITLED TO VOTE	22
B. ACCEPTANCE BY AN IMPAIRED CLASS	22
C. PRESUMED ACCEPTANCES BY UNIMPAIRED CLASSES	22
D. CLASSES DEEMED TO REJECT AMENDED PLAN	22
E. SUMMARY OF CLASS VOTING ON THE AMENDED PLAN	22
F. CONFIRMATION PURSUANT TO BANKRUPTCY CODE SECTION 1129(B)	22
V. MEANS FOR IMPLEMENTATION OF THE AMENDED PLAN	23
A. SALE	23
B. CORPORATE ACTION	23
1. TRANSFER OF ASSETS TO LIQUIDATING TRUST	23
2. PRE AND POST-EFFECTIVE DATE PROFESSIONAL FEES. FINAL FEE APPLICATION	23
3. CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS	24
4. RESIGNATION OF DIRECTORS/TERMINATION OF OFFICERS AND EMPLOYEES	24
5. NO FURTHER ACTION	24

i

6. EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS	24
C. SOURCES FOR AMENDED PLAN DISTRIBUTION	25
D. FUNDING OF RESERVES	25
1. PROFESSIONAL FEE RESERVE	25
2. PRIORITY TAX AND EMPLOYEE WAGE CLAIMS RESERVE	25
3. ADMINISTRATIVE CLAIMS RESERVE	26
E. LIQUIDATING TRUST	26
1. ESTABLISHMENT OF THE LIQUIDATING TRUST	26
2. TRUST DISTRIBUTIONS	26
3. DURATION OF TRUST	27
4. LIQUIDATION OF CAUSES OF ACTIONS	27
5. LIQUIDATING TRUSTEE	27
6. THE LIQUIDATING TRUST CREDITORS’ COMMITTEE	30
F. NO REVESTING OF ASSETS IN THE DEBTOR	30
G. ACCOUNTS AND RESERVES	31
H. EXEMPTION FROM CERTAIN TRANSFER TAXES	31
I. TAX EFFECT, REPORTING	31
J. POST-PETITION OPERATIONS	32
K. PRESERVATION AND SETTLEMENT OF CAUSES OF ACTION AND AVOIDANCE ACTIONS	33
1. PRESERVATION OF CAUSES OF ACTION AND AVOIDANCE ACTIONS	33
2. SETTLEMENT OF CAUSES OF ACTION AND AVOIDANCE ACTIONS	33
L. EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS	33
VI. PROVISIONS GOVERNING DISTRIBUTIONS	33
A. DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE	33
B. LIQUIDATING TRUSTEE AS DISBURSING AGENT	34
C. DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS	34
D. DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS	34
1. DELIVERY OF DISTRIBUTIONS IN GENERAL	34
2. UNDELIVERABLE AND UNCLAIMED DISTRIBUTIONS	35
E. PREPAYMENT	35
F. MEANS OF CASH PAYMENT	36
G. INTEREST ON CLAIMS	36
H. WITHHOLDING AND REPORTING REQUIREMENTS	36
I. SETOFFS	36
1. BY THE DEBTOR	36
2. BY NON-DEBTORS	37
J. PROCEDURE FOR TREATING AND RESOLVING DISPUTED, CONTINGENT AND/OR UNLIQUIDATED CLAIMS	37
1. OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS	37
2. NO DISTRIBUTION PENDING ALLOWANCE	37
3. DISTRIBUTIONS AFTER ALLOWANCE	38

4. DE MINIMIS DISTRIBUTIONS	38
K. ALLOCATION OF AMENDED PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST	38
L. DISTRIBUTION RECORD DATE	38
VII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	39
A. REJECTED CONTRACTS AND LEASES	39
B. ASSUMED CONTRACTS AND LEASES	39
C. BAR TO REJECTION DAMAGES	39
VIII. CONFIRMATIONAND CONSUMMATION OF THE AMENDED PLAN	39
A. CONDITIONS TO CONFIRMATION	39
B. CONDITIONS TO EFFECTIVE DATE	40
C. WAIVER OF CONDITIONS	40
IX. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS	40
A. PROFESSIONAL FEE CLAIMS	40
B. SUBSTANTIAL CONTRIBUTION COMPENSATION AND EXPENSES BAR DATE	41
C. OTHER ADMINISTRATIVE CLAIMS	41
X. EFFECT OF AMENDED PLAN CONFIRMATION	41
A. BINDING EFFECT	41
B. COMPROMISE AND SETTLEMENT	41
C. RELEASES	41
D. EXCULPATION	42
E. RELEASE AND INJUNCTION	43
F. RELEASES OF LIENS	44
G. INDEMNIFICATION OBLIGATIONS	44
XI. RETENTION OF JURISDICTION	44
XII. MISCELLANEOUS PROVISIONS	47
A. MODIFICATIONS AND AMENDMENTS	47
B. SEVERABILITY OF AMENDED PLAN PROVISION	47
C. SUCCESSORS AND ASSIGNS	47
D. PAYMENT OF STATUTORY FEES	47
E. REVOCATION, WITHDRAWAL OR NON-CONSUMMATION	48
F. SERVICE OF DOCUMENTS	48
G. EFFECT ON SALE ORDERS, ASSET PURCHASE AGREEMENTS, AND SALE-RELATED SETTLEMENTS	49
H. TAX REPORTING AND COMPLIANCE	49
I. FILING OF ADDITIONAL DOCUMENTS	49
J. FINAL REPORT	49
K. DISSOLUTION OF DEBTORS FOLLOWING FINAL DISTRIBUTION	50
XIII.BANKRUPTCY CODE REQUIREMENTS FOR CONFIRMATION	50
A. VOTE REQUIRED FOR ACCEPTANCE; CONFIRMATION	52
B. FAIR AND EQUITABLE TEST; CRAMDOWN	53

EXHIBITS

Exhibit A	LIQUIDATING TRUST AGREEMENT

I.	INTRODUCTION

Professional Veterinary Products, LTD (“PVP”), Exact Logistics, LLC (“Exact Logistics”) and ProConn, LLC (“ProConn”) (“Debtors”) together with the Creditors’ Committee (as defined below) propose the following chapter 11 Amended Plan of liquidation (the “Amended Plan”). The Amended Plan contemplates the liquidation of the Debtors’ assets and the resolution of the outstanding Claims against, and Interests in the Debtors. Reference is made to the Disclosure Statement (as defined below), distributed contemporaneously herewith, for a discussion of (i) the Debtors’ history, business, properties, and operations, (ii) a summary and analysis of this Amended Plan, and (iii) certain related matters, including risk factors relating to the consummation of this Amended Plan. All Holders of Claims who are eligible to vote on the Amended Plan are encouraged to read the Amended Plan and the accompanying Disclosure Statement (including all exhibits thereto) in their entireties before voting to accept or reject the Amended Plan. Subject to certain restrictions and requirements set forth in Bankruptcy Code Section 1127 and Bankruptcy Rule 3019, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw their Amended Plan prior to its substantial consummation. The Debtors and the Creditors’ Committee are the proponents of the Amended Plan (the “Amended Plan Proponents”) within the meaning of the Bankruptcy Code section 1129.

The Amended Plan is a liquidating Amended Plan. Pursuant to prior orders of the Bankruptcy Court, the Debtors have recently consummated the sales of substantially all of their inventory and general intangibles, but excluding their real estate and accounts receivable, through the Auction Sales. The Amended Plan provides for the distribution of available proceeds from the Auction Sales and the creation of a liquidating trust that will administer and liquidate all remaining property of the Debtor, including Avoidance Actions, not sold, transferred or otherwise waived or released before the Effective Date of the Amended Plan. The Amended Plan also provides for distributions to certain Holders of Administrative Expense Claims, 503(b)(9) Claims and Priority Claims and the funding of the Liquidating Trust. The Amended Plan further provides for the termination of all Interests in the Debtors and the dissolution and wind-up of the affairs of the Debtors.

No solicitation materials, including the Disclosure Statement and related materials transmitted therewith have yet been approved for use in soliciting acceptances and rejections of the Amended Plan. Nothing in the Amended Plan should be construed as constituting a solicitation of acceptances of the Amended Plan unless and until the Disclosure Statement has been approved and distributed to all holders of Claims and Interests to the extent required by Bankruptcy Code section 1125.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE AMENDED PLAN ARE ENCOURAGED TO READ CAREFULLY THE DISCLOSURE STATEMENT (INCLUDING ALL EXHIBITS THERETO) AND THE AMENDED PLAN, EACH IN ITS ENTIRETY, BEFORE VOTING TO ACCEPT OR REJECT THE AMENDED PLAN.

II.	DEFINED TERMS AND RULES OF INTERPRETATION

A.	Rules of Construction

For purposes of this Amended Amended Plan, except as expressly provided herein or unless the context otherwise requires, all capitalized terms not otherwise defined, including those capitalized terms used in the preceding Introduction, shall have the meanings ascribed to them in Article II.B. of this Amended Plan or any Exhibit hereto. Any term used in this Amended Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. To the extent that there is an inconsistency between a definition in this Amended Plan and a definition set forth in the Bankruptcy Code, the definition set forth herein shall control. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.	Definitions

1.1. 503(b)(9) Claim means each Claim to the extent asserted against one or more of the Debtors pursuant to Bankruptcy Code section 503(b)(9).

1.2. 503(b)(9) Claim Bar Date means the bar date for filing any 503(b)(9) Claim, which date was October 20, 2010

1.3. Administrative Claim means a Claim arising under Bankruptcy Code section 507(a)(2) for costs and expenses of administration of the Chapter 11 Cases under Bankruptcy Code sections 503(b), 507(b), or 1114(e)(2), including: (a) any actual and necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and (b) all other claims entitled to administrative claim status pursuant to a Final Order of the Bankruptcy Court, including 503(b)(9) Claims and Reclamation Claims, but excluding Priority Tax Claims, Employee Wage Claims, Trustee Fee Claims, and Professional Fee Claims.

1.4. Administrative Claim Bar Date shall mean the date that is 45 days after the Effective Date.

1.5. Administrative Claim Objection Deadline shall mean the date that is 60 days after the Administrative Claims Bar Date.

1.6. Administrative Claim Reserve means the reserve of cash established by the Liquidating Trustee pursuant to Article V.D.6. hereof for holders of Administrative Claims to the extent that such Administrative Claims have not otherwise been paid in full (or in the manner agreed upon between the Holder of each such Administrative Claim and the Debtors or Liquidating Trustee) prior to the Effective Date.

1.7. Administrative Expense Request means a request for the payment of an Administrative Claim and with respect to 503(b)(9) Claims and Reclamation Claims, includes those claimants compliant with the Reclamation Procedures Order.

1.8. AgriLabs Secured Claim shall mean the secured claim asserted by AgriLabs.

1.9. Alliance means BGA Management LLC d/b/a Alliance Management, Debtors’ financial advisors.

1.10. Allowed Claim means a Claim or any portion thereof (a) that has been allowed by a Final Order of the Bankruptcy Court (or such court as the Debtors and/or the Liquidating Trustee and the Holders of any such Claim agree may adjudicate such Claim and any objections thereto), (b) that either (i) has been Scheduled as a liquidated, non-contingent, and undisputed Claim in an amount greater than zero on the Schedules and to which no objection has been filed by the Claim Objection Deadline (provided however, the amount of the Allowed Claim shall be subject to adjustment for payments made or other credits provided to the Person or Entity on or after the Petition Date), or (y) is the subject of a timely filed proof of claim as to which either (i) no objection to its allowance has been filed (either by way of objection or amendment to the Schedules) within the periods of limitation fixed by the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled, waived through payment, withdrawn or overruled, or (c) that is expressly allowed in a liquidated amount in the Amended Plan; provided, however, that with respect to an Administrative Claim or 503(b)(9) Claim, “Allowed Claim” means an Administrative Claim, 503(b)(9) Claim or Reclamation Claim as to which a timely written request for payment has been made in accordance with applicable bar dates for such requests set by the Bankruptcy Court (if such written request is required) in each case as to which the Debtor, or any other party in interest (x) has not interposed a timely objection or (y) has interposed a timely objection and such objection has been settled, waived through payment, withdrawn or overruled; provided further, however, that for purposes of determining the status (i.e., Allowed or Disputed) of a particular Claim prior to the expiration of the period fixed for filing objections to the allowance or disallowance of Claims, any such Claim which has not been previously allowed or disallowed by a Final Order of the Bankruptcy Court or the Amended Plan shall be deemed a Disputed Claim unless such Claim is specifically identified by the Debtors and/or the Liquidating Trustee as being an Allowed Claim.

1.11. Allowed “            ” Claim means an Allowed Claim of the particular type or Class described.

1.12. Asset Purchase Agreement(s) means, individually, an asset purchase agreement governing the sale(s) of all or a portion of the Debtors’ assets by and among one or more Purchaser(s) and the Debtor, as such Agreement has been or may be amended by the parties thereto, and collectively, all asset purchase agreements governing the sales of the Debtors’ assets.

1.13. Assets shall mean all property of the Debtors or the Consolidated Estate under Section 541 of the Bankruptcy Code, including, without limitation, all legal or equitable interests in any and all real or personal property of any nature, including any real estate, buildings, structures, improvements, privileges, rights, easements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, cash, deposit accounts, reserves, deposits, contractual rights, intellectual property rights, Claims, Litigation Claims, Unencumbered Assets, stock, and any other general intangibles, and the proceeds, products, offspring, dividends, distributions, rents or profits thereof, whether obtained through sale, disposition, judgment, decree, recovery or otherwise, and interest thereon.

1.14. Asset Sales shall mean, collectively, the sale transactions, by which the Debtors sold certain of their assets, which sales were approved by the Bankruptcy Court or which sales will be submitted for approval to the Bankruptcy Court.

1.15. Auction and Bid Procedures means the Auction and Bid Procedures approved by the Bankruptcy Court on August 26, 2010 (Filing No. 78).

1.16. Auction Sales mean the sales to IVESCO Holdings, LLC and Walco, Inc. pursuant to the Auction and Bid Procedures approved in this Bankruptcy Case.

1.17. Available Cash means all Cash held by the Liquidating Trustee as of the date ten (10) Business Days prior to (i) the Initial Distribution Date and/or (ii) any subsequent Distribution Date, in each instance other than Restricted Cash.

1.18. Avoidance Actions means causes of action arising under Bankruptcy Code sections 502, 510, 541, 542, 544, 545, 547, 548, 549, 550, 551 or 553, or under related state or federal statutes and common law, including, without limitation, fraudulent transfer laws, whether or not litigation is commenced to prosecute such causes of action.

1.19. Ballot means each of the ballot forms distributed to each Holder of a Claim or Interest entitled to vote to accept or reject this Amended Plan.

1.20. Bankruptcy Case means the jointly administered and procedurally consolidated bankruptcy cases of the Debtors.

1.21. Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended and as applicable to the Chapter 11 Cases.

1.22. Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Nebraska, or any other court with jurisdiction over the Chapter 11 Cases.

1.23. Bankruptcy Rules means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended and as applicable to the Chapter 11 Cases on proceedings therein, as the case may be, and the Local Rules, as now in effect or hereafter amended.

1.24. Beneficiaries shall have the meaning ascribed to it in the Liquidating Trust Agreement.

1.25. Business Day means any date, other than a Saturday, Sunday or Legal Holiday as such term is defined in Bankruptcy Rule 9006(a).

1.26. Cash means money, currency and coins, negotiable checks, balances in bank accounts and other lawful currency of the United States of America and equivalents thereof, which may be conveyed by check, cash or wire transfer.

1.27. Causes of Action means any and all claims, actions, proceedings, causes of action, suits, accounts, controversies, agreements, promises, rights of action, rights to legal remedies, rights to equitable remedies, rights to payment and Claims (as defined in Bankruptcy Code section 101(5)), whether known, unknown, reduced to judgment, not reduced, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, that any Debtors and/or Estate may hold against any Person, but expressly excludes the Excluded Causes of Action.

1.28. Chapter 11 Case means the above captioned administratively consolidated bankruptcy case.

1.29. Claim means a “claim” as defined in Bankruptcy Code section 101(5) or Administrative Expense request, whether arising before or after the Petition Date.

1.30. Claimholder means the Holder of a Claim.

1.31. Claim Objection Deadline means 180 days after the Effective Date or such other deadline as is set by any Final Order for objections to be filed to any given claim or class of claims, provided however the deadline may be extended upon prior written notice by the Liquidating Trustee without further Order of the Bankruptcy Court.

1.32. Class means a category of Holders of Claims or Interests, as described in Article III of this Amended Plan.

1.33. Collateral means any property or interest in property of a Debtors’ Estate subject to a right of setoff or Lien to secure the payment or performance of a Claim, which right of setoff or Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

1.34. Collected Cash Accounts shall mean those certain bank accounts maintained by the Liquidating Trust from and after the Effective Date, (i) into which (A) all Cash remaining in the Debtors’ estates as of the Effective Date after payment of all Claims required to be paid on the Effective Date by the Liquidating Trustee under the Amended Plan shall be deposited, and (B) all proceeds from the liquidation of the Liquidating Trust Assets from and after the Effective Date shall be deposited, and (ii) from which the Liquidating Trust shall make Distributions required under the Amended Plan and otherwise to satisfy the obligations of the Liquidating Trust under the Amended Plan.

1.35. Confirmation means entry by the Bankruptcy Court of the Confirmation Order.

1.36. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Bankruptcy Court docket in the jointly administered Chapter 11 Cases.

1.37. Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Amended Plan, as such hearing may be adjourned or continued from time to time.

1.38. Confirmation Objection Deadline means the last day for Filing objections to confirmation of the Amended Plan.

1.39. Confirmation Order means the order entered by the Bankruptcy Court confirming the Amended Plan under Bankruptcy Code section 1129.

1.40. Consolidated Estate shall mean the estates of the Debtors as procedurally and administratively consolidated for voting and distribution purposes pursuant to this Amended Plan.

1.41. Contingent means, with reference to a Claim, a Claim that has not accrued or is not otherwise payable and the accrual of which, or the obligation to make payment on which, is dependent upon a future event that may or may not occur.

1.42. Creditor means any Person who holds a Claim against the Debtor.

1.43. Creditors’ Committee means the Official Committee of Unsecured Creditors the Debtors, appointed by the United States Trustee in the Bankruptcy Case pursuant to Bankruptcy Code section 1102.

1.44. Cure means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption or assumption and assignment of an executory contract or unexpired lease, pursuant to Bankruptcy Code section 365(b), in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

1.45. Debtors mean Professional Veterinary Products, LTD, Exact Logistics, LLC and ProConn, LLC.

1.46. DIP Facility means the Wells Fargo Credit Facility as continued and approved from and after the Petition Date pursuant to the DIP Financing Order.

1.47. DIP Financing Order means the order approving the Stipulation between Debtors and Wells Fargo for secured borrowing (Filing No. 66) in the Bankruptcy Case.

1.48. Disallowed Claim means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, (b) is scheduled at zero or as contingent, disputed or unliquidated and as to which no Proof of Claim has been filed by the applicable bar date or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order, or otherwise deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or under applicable law, or (c) is not Scheduled, and as to which (i) no Proof of Claim has been filed by the applicable bar date or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or under applicable law, or (ii) no Administrative Expense Request has been filed by the Final Administrative Claims Bar Date or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or under applicable law.

1.49. Disclosure Statement means the disclosure statement (including all exhibits and schedules thereto) dated December 17, 2010, (as amended, dated October 14, 2011), relating to this Amended Plan, distributed contemporaneously herewith in accordance with Bankruptcy Code sections 1125 and 1126(b) and Bankruptcy Rule 3018.

1.50. Disputed Claim means a Claim, or any portion thereof, that has not been Allowed pursuant to the Amended Plan or a Final Order, and:

(a) if a Claim has been filed, or deemed to have been filed, by the applicable bar date (i) a Claim for which a corresponding Claim has been listed on the Schedules as unliquidated, contingent or disputed or if not listed as unliquidated, contingent, or disputed a Claim listed on Schedules to which an objection has been filed prior to the Claims Objection Deadline; (ii) a Claim for which a corresponding Claim has been listed on the Schedules as other than unliquidated, contingent or disputed, but the amount of such Claim as asserted in the Claim varies from the amount of such Claim as listed in the Schedules; or (iii) a Claim as to which any party in interest has timely filed an objection or request for estimation in accordance with the Amended Plan, the Bankruptcy Code, the Bankruptcy Rules and any orders of the Bankruptcy Court, or which is otherwise disputed by a Debtors and/or the Liquidating Trustee in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn, or determined by a Final Order;

(b) if an Administrative Claim has been filed or deemed to have been filed by the Administrative Claims Bar Date, an Administrative Claim as to which any party in interest has timely filed an objection or request for estimation in accordance with the Amended Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or which is otherwise disputed by a Debtors or the Liquidating Trustee in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order;

(c) for which a claim was required to be filed by order of the Bankruptcy Court, but as to which a Claim was not timely or properly filed; or

(d) that is disputed in accordance with the provisions of this Amended Plan or any Final Order.

1.51. Disputed “            ” Claim means a Disputed Claim of the type described.

1.52. Disputed Claim Amount means (a) if a liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) the liquidated amount set forth in the Proof of Claim relating to the Disputed Claim; (ii) an amount agreed to by the Debtors and/or the Liquidating Trustee, as applicable, and the holder of such Disputed Claim; or (iii) if a request for estimation is filed by any party, the amount at which such Claim is estimated by the Bankruptcy Court; (b) if no liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) an amount agreed to by the Debtors and/or Liquidating Trustee, as applicable, and the holder of such Disputed Claim or (ii) the amount estimated by the Bankruptcy Court with respect to such Disputed Claim; or (c) if the Claim was listed on the Schedules as unliquidated, contingent or disputed and no Proof of Claim was filed, or deemed to have been filed, by the applicable Bar Date and the Claim has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, zero.

1.53. Disputed Claim Fund shall mean the reserve created and established by the Liquidating Trustee on the books and records of the Liquidating Trust in accordance with the provisions of this Amended Plan for the purposes of accounting for Distributions to holders of Disputed Claims in the Estate pending the determination and allowance, if applicable, thereof by Final Order of the Bankruptcy Court. Any unused amounts accounted for in the Disputed Claims Fund shall become Cash under the Amended Plan, available for Distribution to holders of Allowed Claims and Allowed Interest in accordance with the terms of the Amended Plan.

1.54. Distribution means any distribution pursuant to the Amended Plan to the Holders of Allowed Claims.

1.55. Distribution Date means the date upon which a Distribution is made by the Liquidating Trustee in accordance with the Amended Plan to Holders of Allowed Claims entitled to receive Distributions under the Amended Plan.

1.56. Distribution Record Date means the record date for purposes of making Distributions under the Amended Plan on account of Allowed Claims, which date shall be the date twenty (20) days prior to the Distribution Date.

1.57. DVM Claim means the claim filed by Direct Vet Marketing, Inc., Claim No. 509 and any amendment thereto.

1.58. DVM Settlement means the Final Order approving settlement of the DVM Claim entered by the Bankruptcy Court on August 17, 2011, Filing No. 965.

1.59. Effective Date shall mean the date which is thirty (30) days after the date upon which the Confirmation Order becomes a Final Order.

1.60. Employee Benefit Amended Plans means those “employee benefit Amended Plans” (as defined in Section 3(3) of ERISA (whether or not such Amended Plan is subject to ERISA)), other material Amended Plans, policies, programs, practice, agreements, and understandings or arrangements maintained, sponsored, or contributed to for the benefit of current or former employees of the Debtor.

1.61. Employee Wage Claims means claims by employees for wages or benefits entitled to priority under the Bankruptcy Code over General Unsecured Claims.

1.62. Entity means a person, estate, trust, governmental unit and United States Trustee, within the meaning of the Bankruptcy Code section 101(15), but shall not mean holders of interests or the U.S. Securities and Exchange Commission

1.63. ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

1.64. Equity Interests means, collectively, the common stock, preferred stock, membership interests or other equity Interests of and in the Debtors outstanding immediately prior to the Petition Date, including treasury stock and all options, warrants, calls, rights, puts, awards, commitments or any agreements of any character to acquire such common stock, preferred stock or other equity Interests.

1.65. Estate(s) means the bankruptcy estates of the Debtors.

1.66. Excluded Causes of Action means any and all claims, actions, proceedings, causes of action, suits, controversies, rights of action, rights to legal remedies, rights to equitable remedies, whether known, unknown, reduced to judgment, not reduced, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, that any Debtor and/or its Estate and/or its Creditor(s) may hold against any officer or director of the Debtors, or any professional employed by the Debtors prior to the Petition Date but excluding any services for which a Professional Fee Claim has been or will be made, and which arise out solely of the transactions, sales and agreements entered into by PVP with Direct Vet Marketing, Inc., including any breach of duty (fiduciary or otherwise), malfeasance, misfeasance, negligence, recklessness, action, or inaction of any nature related thereto.

1.67. Exculpated Parties means, collectively, the officers and directors of the Debtors as of the Petition Date, the Creditors’ Committee and the individual members thereof, the Liquidating Trustee, the Liquidating Trust Creditors’ Committee, the Debtors’ Professionals and each of their respective employees, officers, directors, attorneys, accountants, financial advisors and other representatives (each of the foregoing in its individual capacity as such).

1.68. Exhibit means an exhibit annexed to either this Amended Plan or as an appendix to the Disclosure Statement.

1.69. Face Amount means (a) when used in reference to a Disputed Claim, the Disputed Claim Amount and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

1.70. Final Administrative Claims Bar Date means the last date by which a request for payment of an Administrative Claim arising from and after the Petition Date, may be Filed, which date is sixty (60) days after the Effective Date.

1.71. File, Filed or Filing means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

1.72. Final Bayer Stipulation means the Stipulation by and between Debtors and Bayer filed on December 20, 2010 (filing no.496) and approved by the Final Order entered on January 19, 2011 (filing no.559).

1.73. Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.74. Final Trust Distribution Date means the date of the last Distribution from the Liquidating Trust under the Amended Plan for and on account of an Allowed Claim.

1.75. General Bar Date means the date set by the Bankruptcy Court as the deadline for filing a Proof of Claim for Claims by holders of a Secured Claim or General Unsecured Claim, which date was December 20, 2010.

1.76. General Unsecured Claim means a Claim that is not a Secured Claim, 503(b)(9) Claim, Reclamation Claim, Administrative Claim, Priority Claim, Non-Priority Tax Claim, Employee Wage Claim or Professional Fee Claim.

1.77. Governmental Bar Date means the bar date for Governmental Units to file Proofs of Claim for Claims arising prior to the Petition Date against the Debtor, which date was February 1, 2010.

1.78. Governmental Unit means a “governmental unit” as defined in Bankruptcy Code section 101(27).

1.79. Holder means an entity holding a Claim or Interest.

1.80. Impaired means, when used in reference to a Claim, Interest, or Class, a Claim, Interest or a Class that is impaired within the meaning of Bankruptcy Code Section 1124.

1.81. Initial Distribution Date means (a) with respect to Distribution to a Reserve other than the Liquidating Trust Reserve, the first Distribution Date from a particular Reserve, which shall be the later of: (i) the date the corresponding Reserve is sufficiently funded to make a distribution of 100% of the Allowed Claims covered by that fund; or (ii) a date thirty (30) days after the Effective Date; (b) with respect to a Distribution to holders of Allowed Unsecured Claims (Class 2), the claims date chosen by the Liquidating Trustee after all Reserves have been fully funded, and in the Liquidating Trustee’s opinion sufficient funds exist after payment of the reasonable expenses of the Liquidating Trust to allow a partial or full distribution to holder of Allowed Unsecured Claims.

1.82. Insured Claim means any Claim or portion of a Claim that is insured under the Debtors’ insurance policies, but only to the extent of such coverage.

1.83. Interest means the legal, equitable, contractual, and other rights of any Person with respect to any capital stock or other ownership interest in the Debtor, whether or not transferable, and any option, warrant or right to purchase, sell, or subscribe for an ownership interest or other equity security in the Debtor.

1.84. Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

1.85. Interim Fee Procedure Order means the Final Order entered on August 26, 2010, approving the Motion for Administrative Order Establishing Procedures For Interim Compensation and Reimbursement of Professionals (Filing No. 17).

1.86. IRS means the Internal Revenue Service.

1.87. Legal Holiday has the meaning set forth in Bankruptcy Rule 9006(a).

1.88. Lien shall mean any lien, security interest, pledge, title retention agreement, encumbrance, charge, mortgage, or hypothecation to secure payment of a debt or performance of an obligation, other than, in the case of securities and any other equity ownership interest, any restrictions imposed by applicable United States or foreign securities laws.

1.89. Liquidating Trust means the PVP Liquidating Trust established on the Effective Date pursuant to Article V.E. of the Amended Plan.

1.90. Liquidating Trust Agreement means the agreement to be executed as of the Effective Date establishing the Liquidating Trust pursuant to the Amended Plan in substantially the form attached as Exhibit A hereto.

1.91. Liquidating Trust Creditors’ Committee shall have the meaning set forth in Article V.E.6. herein.

1.92. Liquidating Trustee initially shall mean Vicky Winkler, individually, or such other natural person as may be appointed by the Liquidating Trust Creditors’ Committee pursuant to Article V.E.5. of the Amended Plan to act as Trustee of and administrator of the Liquidating Trust.

1.93. Litigation Claims shall mean any and all Causes of Action by any of the Debtors, the Committee or any other party-in-interest, in law, equity or otherwise, which are owned or held by, or have accrued to, any of the Debtors or their estates, whether arising before or after the Petition Date, including without limitation, those which are: (i) property of the Debtors’ estates under and pursuant to Section 541 of the Bankruptcy Code; (ii) for subrogation and contribution; (iii) for turnover; (iv) Avoidance Actions; (v) for surcharge under section 506(c) of the Bankruptcy Code; (vi) for subordination under Section 510 of the Bankruptcy Code or otherwise objections or challenges to the validity of any Claims or Interests in any respect (including, without limitation, as to amount, status, priority and whether asserted in an adversary proceeding or not); (vii) for collection of accounts, accounts receivables, loans, notes receivables or other rights to payment; (viii) for the right to seek a determination by the Bankruptcy Court of any tax, fine or penalty relating to a tax, or any addition to a tax, under Section 505 of the Bankruptcy Code; (ix) to the extent not otherwise set forth above, as described in the Disclosure Statement. The Litigation Claims (other than the Avoidance Actions) are comprised of, without limitation (and without in any way (i) implying that additional Litigation Claims do not exist or (ii) prejudicing the Debtors (before the Effective Date), the Committee’s (before the Effective Date) or the Liquidating Trustee (on or after the Effective Date), right to pursue, prosecute or otherwise liquidate any such Litigation Claims), those Causes of Action identified in the Disclosure Statement.

1.94. Local Rules means the Nebraska Rules of Bankruptcy Practice adopted by the United States Bankruptcy Court for the District of Nebraska.

1.95. Ordinary Course Professionals means the professionals retained in the ordinary course as described in the Ordinary Course Professionals Order.

1.96. Ordinary Course Professional Order means the Final Order (Filing No. 290) approving the Ordinary Course Professional Motion (Filing No. 259).

1.97. Net Proceeds means such amounts collected from the sale or liquidation of assets after payment of all costs and expenses of such sale or liquidation, including, without limitation, attorney fees.

1.98. Periodic Class 2 Distribution Amount means the amount of Cash equal to the aggregate Pro Rata amount of the Class 2 Distribution Amount to which Holders of Allowed General Unsecured Claims are entitled as of an applicable Distribution Date, if any, all of which shall be subject to the funding of the Reserves.

1.99. Person has the meaning set forth in Bankruptcy Code section 101(41).

1.100. Petition Date means August 20, 2010, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Case.

1.101. Amended Plan means this Joint Amended Plan of Liquidation Proposed by the Debtors and the Official Committee of Unsecured Creditors, all Exhibits annexed to the Amended Plan, referenced in the Amended Plan, as the same may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules.

1.102. Amended Plan Document means the Amended Plan, together with any contract, instrument, release, or other agreement or document entered in connection with Amended Plan.

1.103. Amended Plan Proponents means the Debtors and the Creditors’ Committee.

1.104. Post-Confirmation Administrative Claim shall mean a Claim for services rendered or expenses incurred after the Effective Date in connection with these Chapter 11 Cases by the Liquidating Trust and/or the Post Confirmation Professionals.

1.105. Post-Confirmation Professionals shall have the meaning set forth in Article IV.E.5.e. hereof

1.106. Pre-Effective Period means the period from the Confirmation Date to the Effective Date.

1.107. Priority Tax Claim means a Claim of a governmental unit of the kind specified in Bankruptcy Code sections 502(i), 507(a)(8) or 1129(a)(9)(D).

1.108. Priority Tax and Employee Wage Claims Reserve means the reserve created under the Amended Plan to pay Priority Tax Claims and Employee Wage Claims.

1.109. Professional means (a) any professional employed in this Chapter 11 Case pursuant to Bankruptcy Code sections 327, 328, or 1103 or otherwise, and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to Bankruptcy Code section 503(b)(4).

1.110. Professional Fee Claim means a Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred after the Petition Date.

1.111. Professional Fee Estimate means (i) with respect to any Professional, a good faith estimate of such Professional’s accrued Unpaid Professional Fee Claims to be provided by each Professional in writing to the Debtors prior to the commencement of the Confirmation Hearing, or, in the absence of such a writing, to be prepared by the Debtors and (ii) collectively, the sum of all individual Professional Fee Estimates.

1.112. Professional Fee Reserve means the reserve of Cash established by the Liquidating Trustee pursuant to Article V.D.4. hereof for Holders of Allowed Professional Fee Claims to the extent that such Allowed Professional Fee Claims have not otherwise been paid in full (or in the manner agreed upon between the Holder of each such Allowed Professional Fee Claim and the Debtors or the Liquidating Trustee) prior to the Effective Date, in an amount equal to the Professional Fee Claim Estimate.

1.113. Proof of Claim means a proof of claim, including, but not limited to, any Administrative Expense Request, 503(b)(9) Claim or Reclamation Claim filed with the Bankruptcy Court in connection with the Chapter 11 Case pursuant to section 501 of the Bankruptcy Code.

1.114. Pro Rata means, at any time, the proportion that the Face Amount of an Allowed Claim in a particular Class bears to the aggregate Face Amount of all Allowed Claims in such Class, unless the Amended Plan provides otherwise.

1.115. Purchased Assets shall have the meaning ascribed in the Asset Sale Order(s) and respective Asset Purchase Agreement(s).

1.116. Purchaser(s) means, individually, any purchaser of all or a portion of the Debtors’ assets.

1.117. Reclamation Claim means each Claim to the extent asserted against the Debtors pursuant to Bankruptcy Code section 546(c) which complied with the Reclamation Procedures Order.

1.118. Reclamation Motion means the motion filed at Filing No. 192 captioned Motion for Order Establishing Procedures for Determining Reclamation Claims and Claims Under § 503(b)(9).

1.119. Reclamation Notice means the Notice filed at Filing No. 237 captioned Notice of Proposed Treatment of Reclamation Claims and Claims Under § 503(b)(9).

1.120. Reclamation Procedures Order means the order entered at Filing No. 243 in the Bankruptcy Case setting the procedures for assertion and determination of Reclamation Claims and 503(b)(9) claims.

1.121. Reinstated or Reinstatement means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Claimholder or Interest Holder so as to leave such Claim or Interest unimpaired in accordance with Bankruptcy Code section 1124 or (ii) notwithstanding any contractual provision or applicable law that entitles the Claimholder or Interest Holder to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code section 365(b)(2); (b) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (c) compensating the Claimholder or Interest Holder for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Claimholder or Interest Holder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim or Interest is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Amended Plan, or conditioning such transactions or actions on certain factors, shall not be required to be Reinstated in order to accomplish Reinstatement.

1.122. Rejection Bar Date means the deadline by which any Entity whose Claims arise out of the rejection of an executory contract or unexpired lease (pursuant to Bankruptcy Code section 365) after the Petition Date, must File a Proof of Claim, which deadline shall be the later of (i) thirty (30) days after the date of the order, pursuant to Bankruptcy Code section 365, authorizing the rejection of such contract or lease, (ii) any date set by order of the Court or (iii) the date (30) days after the Effective Date of the Amended Plan.

1.123. Releasees mean, collectively, past and present employees, officers, directors, attorneys, accountants, financial advisors and other representatives (each of the foregoing in its individual capacity as such) of the Debtors, the Creditors’ Committee and the individual members thereof, and the Liquidating Trustee.

1.124. Releasing Parties means, collectively, holders of Claims.

1.125. Reserves means, collectively, the Professional Fee Reserve, Priority Tax and Employee Wage Claims Reserve, Administrative Claims Reserve, and such other Reserves as may be deemed necessary by the Liquidating Trustee pursuant to the Liquidating Trust Agreement.

1.126. Restricted Cash means all Cash held by the Liquidating Trustee and segregated (whether physically or merely on the books and records of the Liquidating Trust) by the Liquidating Trustee to fund the Reserves.

1.127. Sale(s) means, individually, the sale of all or a portion of the Debtors’ assets to one or more Purchaser(s).

1.128. Sale Order(s) means, individually, an order entered by the Bankruptcy Court approving a Sale, and collectively, all orders entered by the Bankruptcy Court approving the Sales.

1.129. Scheduled means, with respect to any Claim, the status, priority and amount, if any, of such Claim as set forth in the Schedules.

1.130. Secured Claim means a Claim that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code subordinated under section 510 of the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which an Estate has an interest, or a Claim that is subject to setoff under section 553 of the Bankruptcy Code; to the extent of the value of the Holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable; as determined by a Final Order pursuant to section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtors or the Liquidating Trustee and the Holder of such Claim. The amount of any Claim that exceeds the value of the Holder’s interest in the Estate’s interest in property or the amount subject to setoff shall be treated as a General Unsecured Claim or, with respect to a Secured Tax Claim, a Priority Tax Claim.

1.131. Secured Tax Claim means a Claim of a governmental unit for the payment of a tax assessed against property of the Estate, which Claim is secured by a first Lien on property of the Estate.

1.132. Securities Act means the Securities Act of 1933, 15 U.S.C. §§77a-77aa, as now in effect or hereafter amended.

1.133. Security shall have the meaning ascribed to it in Bankruptcy Code section 101(49).

1.134. Solicitation means the solicitation by the Amended Plan Proponents of acceptances of the Amended Plan.

1.135. Substantial Contribution Claim means a Claim under Bankruptcy Code subsection 503(b)(4) for compensation or reimbursement of expenses incurred in making a substantial contribution in the Chapter 11 Case.

1.136. Tax Claim means all or that portion of a Claim held by a Governmental Unit for a tax assessed or assessable against the Debtor, including income and employment taxes and any related penalties or interest.

1.137. Tax Refund Assets shall mean the tax refunds and the proceeds thereof which the Debtors receive or may be entitled to receive after the Petition Date on account of any of their federal, state or local income tax returns, and those related to any tax incentives available to Debtors, if any.

1.138. Taxes means any and all taxes, levies, imposts, assessments, or other charges of whatever nature imposed at any time by any Governmental Unit or by any political subdivision or taxing authority thereof or therein and all interest, penalties, or similar liabilities with respect thereto.

1.139. Unclaimed Property shall mean any distribution of Cash or any other property made to the Holder of an Allowed Claim or an Allowed Interest pursuant to this Amended Plan that (i) is returned to the Liquidating Trustee as undeliverable and no appropriate forwarding address is received within the later of (a) 90 days after the Effective Date and (b) 90 days after such attempted Distribution by the Liquidating Trustee is made to such Holder.

1.140. Wells Fargo means Wells Fargo Bank, N.A.

1.141. Wells Fargo Credit Facility means the pre-petition credit facilities extended by Wells Fargo to Debtors pursuant to that certain Credit Facility dated January 29, 2010 in the original principal amount of $40,000,000.00.

1.142. Wells Fargo Fee Claim means Wells Fargo’s secured claim for fees under the Wells Fargo Credit Facility.

1.143. Trustee Fees means all fees payable pursuant to 28 U.S.C. § 1930.

1.144. Trustee Fee Claim means a Claim of the Office of the United States Trustee for the payment of Trustee Fees.

1.145. Unclassified Claims means 503(b)(9) Claims, Administrative Claims, Priority Tax Claims and Employee Wage Claims.

1.146. Unencumbered Assets means the property of the Debtors’ Estate that was unencumbered by any valid and enforceable lien as of the Petition Date.

1.147. Unimpaired with respect to a Claim, Class, or Interest means a Claim, Class, or Interest that is not impaired within the meaning of Bankruptcy Code section 1124.

1.148. Unpaid Professional Fee Claims means Professional Fee Claims not otherwise paid by the Debtors or the Purchaser prior to the Effective Date.

1.149. Unsecured Claim means a Claim arising prior to the Petition Date against the Debtors that is neither a Secured Claim nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

1.150. U.S. Trustee means the Office of the United States Trustee for the District of Nebraska.

1.151. Voting Deadline means the date and time, as fixed by an order of the Bankruptcy Court and set forth in the Disclosure Statement, by which all Ballots to accept or reject the Amended Plan must be received in order to be counted.

1.152. Voting Record Date means the date of entry of any order approving the Disclosure Statement.

C.	Rules of Interpretation

For purposes of the Amended Plan (a) any reference in the Amended Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Amended Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Amended Plan to sections, articles, Schedules and Exhibits are references to sections, articles, Schedules and Exhibits of or to the Amended Plan, (d) the words “herein” and “hereto” refer to the Amended Plan in its entirety rather than to a particular portion of the Amended Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Amended Plan, and (f) to the extent not modified herein, the rules of construction set forth in Bankruptcy Code section 102 and in the Bankruptcy Rules shall apply.

D.	Computation of Time

In computing any period of time prescribed or allowed by the Amended Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code, Bankruptcy Rules and Local Rules) and except as otherwise provided herein or therein, the laws of (i) the State of Nebraska shall govern the construction and implementation of the Amended Plan and any agreements, documents, and instruments executed in connection with the Amended Plan and (ii) the laws of the state of incorporation of the Debtors shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

F.	Exhibits

All Exhibits are incorporated into and are a part of this Amended Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits shall be filed in one or more Amended Plan Supplements with the Bankruptcy Court on or before the exhibit filing date which shall be a date prior to the Confirmation Hearing (the “Exhibit Filing Date”). After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to McGrath North Mullin & Kratz, PC LLO, Attention Robert P. Diederich, First National Tower, Suite 3700, 1601 Dodge Street, Omaha, NE 68102, counsel to the Debtors or by downloading such Exhibits from the Bankruptcy Court’s website at https://ecf.neb.uscourts.gov/ (registration required) or from the Creditors’ Committee website at http://donlinerecano.com/pvp. To the extent any Exhibit is inconsistent with the terms of the Amended Plan, unless otherwise ordered by the Bankruptcy Court, the non-Exhibit portion of the Amended Plan shall control.

III. CLASSIFICATION OF CLAIMS AND INTERESTS

A.	Introduction

All assets of ProConn, LLC were sold prior to and immediately after the Petition Date, with all proceeds therefrom distributed to Wells Fargo, ProConn’s senior secured lender, and applied to the amounts due under the Wells Fargo Credit Facility. In exchange for all proceeds, Wells Fargo released its lien(s) on ProConn’s assets at the time of the sale(s).

On the Petition Date, Exact Logistics, LLC was not in operation and had no assets. For these reasons, no distributions will be made to any creditors of ProConn or Exact Logistics.

All Claims and Interests, except Administrative Claims (which include 503(b)(9) Claims), Professional Fee Claims, Priority Tax Claims and Employee Wage Claims are placed in the Classes set forth below. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims, Professional Fee Claims, Priority Tax Claims and Employee Wage Claims, as described below, have not been classified.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A

Claim is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Amended Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid in whole or part (including without limitation payments made which modified the amount listed in any of Debtors’ schedules even if such amounts were originally listed as liquidated, non-contingent and undisputed), released or otherwise settled prior to the Effective Date.

1.	Unsolicited and Unclassified Claims (not entitled to vote on the Amended Plan)

(a) Professional Fee Claims

(b) Administrative Claims (includes Allowed 503(b)(9) Claims and Allowed Reclamation Claims)

(c) Priority Tax and Employee Wage Claims

2.	Impaired Voting Claims and Unimpaired Non-Voting Claims (Class 2 is entitled to vote on the Amended Plan)

(a) Class 1: AgriLabs Secured Claim/Unsecured Deficiency Claim (Unimpaired)

(b) Class 2: General Unsecured Claims (Impaired and entitled to vote)

3.	Impaired Interests (deemed to have rejected the Amended Plan and, therefore, not entitled to vote on the Amended Plan)

(a) Class 3: Equity Interests (Impaired and deemed to reject)

B.	Treatment Of Claims And Interests

1.	Unclassified Claims

(a) Professional Fee Claims

Except as otherwise provided in the Amended Plan, applications to approve all Professional Fee Claims, which existed prior to the Effective Date (including all final fee applications and those requesting payment of any holdback) shall be filed within forty-five (45) days after the Effective Date. All such applications which are approved by Final Order of the Bankruptcy Court and have not been previously paid on an interim basis shall be paid by the Liquidating Trustee from the Professional Fee Reserve within five (5) business days after such approval. Post-Effective Date Professional Fees shall be paid in accordance with the terms of the Liquidating Trust Agreement and this Amended Plan.

(b) Administrative Claims (including Allowed 503(b)(9) Claims and Allowed Reclamation Claims)

Except as otherwise provided in the Amended Plan, and subject to the requirements of the Amended Plan, on, or as soon as reasonably practicable after the later of (i) the Initial Distribution Date or (ii) the Distribution Date immediately following the date on which an Administrative Claim, 503(b)(9) Claims or Reclamation Claims become an Allowed Administrative Claim, Allowed 503(b)(9) Claims, or Allowed Reclamation Claims, the Holder of such Allowed Administrative Claim, Allowed 503(b)(9) Claims, or Allowed Reclamation Claims shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such allowed Administrative Claim, 503(b)(9) Claims or Reclamation Claims, (a) Cash paid from the Administrative Claim Reserve equal to the unpaid portion of the Face Amount of such Allowed Administrative Claim, Allowed 503(b)(9) Claims, or Allowed Reclamation Claims or (b) such other less favorable treatments as to which such Holder and the Debtors and/or the Liquidating Trustee shall have agreed upon in writing; provided, however, that Allowed Administrative Claims Allowed 503(b)(9) Claims, or Allowed Reclamation Claims with respect to liabilities incurred by a Debtors in the ordinary course of business during the Chapter 11 Case may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto (x) prior to the Effective Date, by the Debtors and/or the Purchaser(s) (as required by the terms of an applicable Asset Purchase Agreement), and (y) subsequent to the Effective Date, by the Liquidating Trustee.

(c) Priority Tax and Employee Wage Claims

Except to the extent that an Allowed Priority Tax Claim or Allowed Priority Employee Wage Claim has been paid prior to the Initial Distribution Date, a Holder of an Allowed Priority Tax Claim or Allowed Priority Employee Wage Claim shall be entitled to receive from the Liquidating Trustee, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim or Allowed Priority Employee Wage Claim, cash equal to the allowed amount of such Priority Tax Claim or Priority Employee Wage Claim to be paid from the Priority Tax and Employee Wage Claim Reserve on the Initial Distribution Date.

2.	Impaired Voting Claims and Unimpaired Non-Voting Claims

(a) Class 1: AgriLabs Secured Claim/Unsecured Deficiency Claim

Except to the extent previously satisfied by setoff or otherwise the Allowed AgriLabs Secured Claim will be satisfied via the Debtors’ surrender of the AgriLabs’ stock owned by PVP which is the collateral for AgriLabs Class 1 Claim as the indubitable equivalent of AgriLabs Class 1 Claim with the remaining amount, if any, owed to AgriLabs, to be treated as a Class 2 General Unsecured Claim, but only to the extent it becomes an Allowed General Unsecured Claim. In connection with the liquidation of the AgriLabs Class 2 General Unsecured Claim, the Debtors have asserted rights to certain earned incentive and related payments due from AgriLabs, and will assert those rights in an objection to AgriLabs unsecured claim when filed. If AgriLabs fails to file a claim, the Debtors and the Liquidating Trustee reserve their right to initiate an adversary proceeding against AgriLabs to collect the earned incentives and related payments from AgriLabs. The Debtors, Liquidating Trustee and AgriLabs reserve all their rights, claims and defenses against each other related to the AgriLabs Class 2 General Unsecured Claim.

(b) Class 2: General Unsecured Claims

On, or as soon as reasonable practicable after, the later of (i) the Initial Distribution Date, or (ii) the Distribution Date immediately following the date a General Unsecured Claim becomes an Allowed General Unsecured Claim, the Holder of such Allowed General Unsecured Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed General Unsecured Claim, receive from the Liquidating Trustee, its Pro Rata share of the Class 2 Distribution Amount. On each Distribution Date, each Holder of an Allowed General Unsecured Claim will receive its Pro Rata share of the Periodic Class 2 Distribution Amount. The DVM Claim has been settled and satisfied through the DVM Settlement and DVM will receive no further distributions under the Amended Plan, nor shall it have any further interest or involvement in the Bankruptcy Case.

3.	Impaired Interests

(a)	Class 3: Equity Interests

On the Effective Date, the Equity Interests, including but not limited to the Old Common Stock, shall be canceled and each Holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of, such Equity Interests. Class 3 is deemed to have rejected the Amended Plan and, therefore, Holders of Old Equity Interests are not entitled to vote to accept or reject the Amended Plan.

4.	Special Provision Regarding Unimpaired Claims

Except as otherwise provided in the Amended Plan, the Confirmation Order, any other order of the Court, or any document or agreement enforceable pursuant to the terms of the Amended Plan, nothing shall affect the rights and defenses, both legal and equitable, of the Liquidating Trust or the Liquidating Trustee with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

5.	Secured, Administrative, Unsecured and Governmental Claims Bar Dates

All governmental entities within the meaning of the Bankruptcy Code must have filed a proof of claim on or before the Governmental Claims Bar Date. All Claimants asserting an Administrative Claim must file an Administrative Expense Request on or before the Administrative Claims Bar Date. All Claimants asserting a Secured Claim, or General Unsecured Claim must have filed a proof of claim on or before the General Bar Date if their Claims have been listed by the Debtors as “contingent”, “unliquidated” or “disputed” in the Debtors’ Schedules filed in the Bankruptcy Case. Failure by any Claimant who has been listed by the Debtors as “contingent”, “unliquidated” or “disputed” in the Debtors’ Schedules filed in the Bankruptcy Case to file a valid proof of claim by the applicable Bar Date will result in such Claimant being forever barred, estopped, and enjoined from asserting such Claim against the Debtors or the Liquidating Trust (or filing a proof of claim with respect thereto), and the Debtors’ and Liquidating Trust’s property shall be forever discharged from any and all claims, liabilities, or indebtedness of any nature with respect to such Claim, and the Holder of any such Claim shall not be entitled to share in any dividend or distribution on account of such Claim.

6.	Allowed Claims

Notwithstanding any provision herein to the contrary, the Liquidating Trustee shall only make Distribution to Holders of Allowed Claims. No Holder of a Disputed Claim shall receive any Distribution on account thereof until (and then only to the extent that) its Disputed Claim becomes an Allowed Claim. The Liquidating Trustee may, in his or her discretion, withhold Distributions otherwise due hereunder to any Claimholder until the Claims Objection Deadline, to enable a timely objection thereto to be filed. Any Holder of a Claim that becomes an Allowed Claim after the Effective Date will receive its Distribution in accordance with the terms and provisions of this Amended Plan and the Liquidating Trust Agreement.

IV. ACCEPTANCE OR REJECTION OF THE AMENDED PLAN

A.	Impaired Classes of Claims Entitled to Vote

Only Holders of Impaired Claims in Class 2 are entitled to vote to accept or reject the Amended Plan.

B.	Acceptance by an Impaired Class

In accordance with Bankruptcy Code section 1126(c) and except as provided in Bankruptcy Code section 1126(e), an Impaired Class of Claims shall have accepted the Amended Plan if the Amended Plan is accepted by the holders of at least two-thirds in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Amended Plan.

C.	Presumed Acceptances by Unimpaired Classes

Class 1 is Unimpaired by the Amended Plan. Under Bankruptcy Code section 1126(f), such Claimholder is conclusively presumed to accept the Amended Plan, and the vote of such Claimholder will not be solicited.

D.	Classes Deemed to Reject Amended Plan

Equity Interest Holders in Class 3 are not entitled to receive or retain any property under the Amended Plan. Under Bankruptcy Code section 1126(g), Holders of Equity Interests in Class 3 are deemed to reject the Amended Plan, and votes of such Equity Interest Holders will not be solicited.

E.	Summary of Class Voting on the Amended Plan

Only the votes of Holders of Claim in Class 2 will be solicited with respect to the Amended Plan.

F.	Confirmation Pursuant to Bankruptcy Code Section 1129(b)

Because Class 3 is deemed to reject the Amended Plan, the Amended Plan Proponents will (i) seek confirmation of the Amended Plan from the Court by employing the “cramdown”

procedures set forth in section 1129(b) of the Bankruptcy Code and/or (ii) modify the Amended Plan in accordance with Article XIII.B. hereof. The Amended Plan Proponents reserve the right to alter, amend, modify, revoke, or withdraw the Amended Plan, any Amended Plan Supplement or any Amended Plan Exhibit or schedule, including to amend or modify the Amended Plan, the Amended Plan Supplement or such Exhibits or schedules to satisfy the requirements of Bankruptcy Code section 1129(b), if necessary.

V. MEANS FOR IMPLEMENTATION OF THE AMENDED PLAN

A.	Sale

This Amended Plan contemplates the implementation of, and the Distribution of the proceeds from the Auction and Sales of the Debtors’ assets and the net proceeds from Causes of Action after payment of Allowed Secured Claims, Allowed Professional Fee Claims, Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Employee Wage Claims. Nothing in the Amended Plan or the Disclosure Statement is intended to supersede, modify or amend the terms of any Sale or sale related settlements.

B.	Corporate Action

1.	Transfer of Assets to Liquidating Trust

Upon the Effective Date, any and all remaining assets of the Debtors and their Estates, including (a) all Unencumbered Assets and (b) all Cash, shall be transferred to, and vest in, the Liquidating Trust, as set forth in the Liquidating Trust Agreement, subject to any Lien that is not waived, released or discharged on the Effective Date of the Amended Plan; all such assets shall constitute the “Trust Estate”, subject to those Liens. For all U.S. federal income tax purposes, all parties must treat the transfer of such assets to the Liquidating Trust as a transfer of such assets to the beneficiaries of the Liquidating Trust followed by a transfer of such assets by such beneficiaries to the Liquidating Trust, with the beneficiaries being treated as the grantors and owners of the Liquidating Trust. Accordingly, because a grantor trust is treated as a pass-through entity for U.S. federal income tax purposes, generally no tax should be imposed on the Liquidating Trust as a result of the transfer of assets thereto nor on income earned or gain recognized by the Liquidating Trust. Instead, the beneficiaries of the Liquidating Trust may be taxed on their allocable share of such net income or gain in each taxable year of the Liquidating Trust, and will be responsible for paying the taxes associated with such income or gain whether or not they received any distributions from the Liquidating Trust in such taxable year.

2.	Pre and Post-Effective Date Professional Fees. Final Fee Application

The Professionals employed by the Debtors or the Creditors’ Committee shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses for pre- and post-petition, as well as pre- and post-Effective Date activities, including the preparation, filing, and prosecution of final fee applications, upon the submission of invoices to the Liquidating Trustee. Any time or expenses incurred in the preparation, filing, and prosecution of final fee applications shall be disclosed by each Professional in its final fee application and shall be subject to approval of the Bankruptcy Court. Upon Bankruptcy Court approval the approved fees including expenses and holdbacks which have not been previously paid on an interim basis shall be paid by the Liquidating Trustee from the Professional Fee Reserve. All professionals shall file their respective fee applications for work done after the Petition Date but prior to the Effective Date within forty-five (45) days after the Effective Date. Invoices for fees of Professionals for Post-Effective date work shall be submitted and paid as provided in Article V.E.5.d. of the Amended Plan.

3.	Cancellation of Existing Securities and Agreements

Except as otherwise provided in the Amended Plan, the stock of the Debtors and membership interests of Exact Logistics and ProConn and any other promissory notes, share certificates, whether for preferred or common stock (including treasury stock), other instruments evidencing any Interests, and all options, warrants, calls, rights, puts, awards, commitments, or any other agreements of any character to acquire such Interests shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtors under the notes, share certificates, and other agreements and instruments governing such Claims and Interests shall be discharged. The holders of or parties to such canceled notes, share certificates and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Amended Plan.

4.	Resignation of Directors/Termination of Officers and Employees

Upon the Effective Date, all directors, officers and employees of the corporation will be deemed, without further corporate or other action, to have resigned and have been terminated from any positions held with the Debtors, whether a director, officer or employee thereof.

5.	No Further Action

Each of the matters provided for under the Amended Plan involving the corporate or limited liability company structure of the respective Debtors or corporate or limited liability company action to be taken by or required of the Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by any Person, including but not limited to, the Liquidating Trust, Holders of Claims or Interests against or in the Debtor, or directors or officers of the Debtor.

6.	Effectuating Documents; Further Transactions

The Liquidating Trustee shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Amended Plan.

C.	Sources for Amended Plan Distribution

All Cash necessary for the Liquidating Trustee to make payments of Cash pursuant to the Amended Plan shall be obtained from the following sources: (a) the Debtors’ Cash on hand, (b) the proceeds of the Sale(s), (c) Cash received in liquidating of the Unencumbered Assets of the Debtors (which include Avoidance Actions and other Causes of Action). All Such Cash shall be initially deposited into the Liquidating Trust Fund which shall be deposited in a segregated account at such financial institution as is chosen by the Liquidating Trustee, with the consent of the United States Trustee. From the Liquidating Trust Fund, the Liquidating Trustee will fund the Reserves in the following order and thereafter retain the balance of the funds received from the liquidation for distribution to Holders of Allowed Claims in the manner provided under the Amended Plan:

1.	Professional Fee Reserve

2.	Priority Tax and Employee Wage Claims Reserve

3.	Administrative Claim Reserve

D.	Funding of Reserves

1.	Professional Fee Reserve

In the event that Cash remains in the Professional Fee Reserve after payment of all Allowed Professional Fee Claims, such residual Cash shall be available to be used by the Liquidating Trustee to fund the other Reserves or for Distribution to creditors in accordance with the terms and conditions of the Amended Plan and Liquidating Trust.

2.	Priority Tax and Employee Wage Claims Reserve

On the Effective Date, the Debtors shall fund the Priority Tax and Employee Wage Claims Reserve in an amount equal to the Allowed and any Disputed Priority Tax and Employee Wage Claims. The Liquidating Trustee shall (i) segregate and shall not commingle the Cash held therein and (ii) subject to the terms and conditions of the Liquidating Trust Agreement, pay each Priority Tax and Employee Wage Claim Holder the amount of their respective Allowed Priority Tax Claim and Allowed Employee Wage Claim from the Priority Tax and Employee Wage Claims Reserve.

In the event that Cash remains in the Priority Tax and Employee Wage Claims Reserve after payment of all Allowed Priority Tax Claims and Allowed Employee Wage Claims, such residual Cash shall be deposited in the Liquidating Trust Fund, and be available to be used by the Liquidating Trustee first to fund the other Reserves and thereafter for Distribution to creditors in accordance with the terms and conditions of the Amended Plan and Liquidating Trust.

3.	Administrative Claims Reserve

On or before the later of ten (10) days after the Administrative Claims Bar Date or the Date after which the Debtors or Liquidating Trustee have accumulated sufficient Cash to fully fund the Administrative Claim Reserve, the Debtors shall fund the Administrative Claims Reserve in an amount equal to the Allowed and any Disputed Administrative, 503(b)(9) and Reclamation Claims. The Liquidating Trustee shall (i) segregate and shall not commingle the Cash held therein and (ii) subject to the terms and conditions of the Liquidating Trust Agreement, pay each Administrative Claim Holders the amount of their respective Allowed Administrative Claim from the Administrative Claim Reserve.

In the event that Cash remains in the Administrative Reserve after payment of all Allowed Administrative Claims, such residual Cash shall be deposited in the Liquidating Trust Fund, and be available to be used by the Liquidating Trustee first to fund the other Reserves and thereafter for Distribution to creditors in accordance with the terms and conditions of the Amended Plan and Liquidating Trust.

E.	Liquidating Trust

1.	Establishment of the Liquidating Trust

The Liquidating Trust shall be established and shall become effective on the Effective Date. The Liquidating Trust shall be deemed to be a liquidation trust for purposes of receiving and holding the proceeds of the Unencumbered Assets (subject to the prior satisfaction of all Allowed Secured, Administrative, and Priority Tax Claims) for the benefit of Class 2 General Unsecured Claims. All Distributions to the Holders of Allowed General Unsecured Claims shall be from the Liquidating Trust. The Liquidating Trust shall hold and administer the following assets and the Net Proceeds thereof (collectively, the “Liquidating Trust Assets”):

(a) The Unencumbered Assets for liquidating and distribution in accordance with the Amended Plan;

(b) the Reserves, which shall be funded from the Available Cash in the Liquidating Trust Fund and all other cash acquired by the Liquidating Trustee through sale of the Debtors’ assets until the same are fully funded, provided that these Reserves shall not constitute part of the rest of the Liquidating Trust, but shall be segregated and held separate by the Liquidating Trustee, to be administered in accordance with the Amended Plan; and

(c) all other property of the Debtors and the Estate, and each of them, which shall be deemed assigned by the Debtors to the Liquidating Trust on the Effective Date for liquidation and distribution in accordance with the Amended Plan.

2.	Trust Distributions

The Liquidating Trustee shall liquidate all assets of the Debtors and the Estate (including, without limitation, all Causes of Action and all Unencumbered Assets) and utilize as much of the net proceeds generated by such liquidation first to fully fund the Reserves, and thereafter distribute the remainder of the net proceeds from such liquidation in accordance with this Amended Plan and the Liquidating Trust Agreement.

3.	Duration of Trust

The Liquidating Trust shall continue to exist until such time as (a) the Bankruptcy Court has entered a Final Order closing the Chapter 11 Case pursuant to Bankruptcy Code section 350(a) and (b) the Liquidating Trustee has administered all assets of the Liquidating Trust and performed all other duties required by the Amended Plan and the Liquidating Trust Agreement. As soon as practicable after the Final Trust Distribution Date, the Liquidating Trustee shall seek entry of a Final Order closing the Chapter 11 Case pursuant to Bankruptcy Code section 350, and dissolve the Debtors as provided in Section XII. K. of this Amended Plan.

4.	Liquidation of Causes of Actions

The Liquidating Trustee shall have authority and responsibility for investigating, analyzing, commencing, prosecuting, litigating, compromising, collecting, and otherwise administering the Excluded Causes of Action, Causes of Action including Avoidance Actions.

5.	Liquidating Trustee

(a)	Appointment

The Liquidating Trustee shall be an Entity or Person selected by the Creditors’ Committee. The appointment of the Liquidating Trustee shall be effective as of the Effective Date. Any Successor Liquidating Trustee(s) shall be selected by the Creditor’s Committee.

(b)	Term

Unless the Liquidating Trustee resigns, dies earlier or is otherwise removed in accordance with the Liquidating Trust Agreement, the Liquidating Trustee’s term shall expire upon termination of the Liquidating Trust pursuant to the Amended Plan and/or the Liquidating Trust Agreement.

(c)	Powers and Duties

The Liquidating Trustee shall act in a fiduciary capacity for the Holders of all Allowed Claims and Allowed Interests under the Amended Plan and shall have only those rights, powers and duties conferred to the Liquidating Trustee by the Amended Plan and the Liquidating Trust Agreement, as well as the rights and powers of a trustee under sections 542 and 552 of the Bankruptcy Code, the powers and duties of a trustee appointed under Chapter 11 of the Bankruptcy Code and the powers and duties of a trustee under sections 704(1), (2), (4), (5), (7) and (9) of the Bankruptcy Code including, but not limited to, the powers of a debtor-in-possession under Bankruptcy Code sections 1107 and 1108; provided, however, the Liquidating Trustee shall have no authority to operate the Debtors’ businesses. The Liquidating Trustee shall be governed in all things by the terms of the Liquidating Trust Agreement and the Amended Plan. The Liquidating Trustee shall administer the Liquidating Trust, and its assets, and make Distributions from the proceeds of the Liquidating Trust in accordance with the Amended Plan. The Liquidating Trustee shall be authorized, empowered and directed to take all actions necessary to comply with the Amended Plan and exercise and fulfill the duties and obligations arising thereunder, including, without limitation, to:

(i) employ, retain, and replace one or more attorneys, accountants, auctioneers, brokers, managers, consultants, existing employees of the Debtors other professionals, agents, investigators, expert witnesses, consultants, and advisors as necessary to discharge the duties of the Liquidating Trustee under the Amended Plan and the Liquidating Trust Agreement;

(ii) object to the allowance of Claims pursuant to the terms of the Amended Plan;

(iii) establish the Reserves and open, maintain and administer bank accounts as necessary to discharge the duties of the Liquidating Trustee under the Amended Plan and the Liquidating Trust Agreement;

(iv) pay reasonable and necessary professional fees, costs, and expenses as set forth in the Amended Plan;

(v) except to the extent waived, released and discharged any order previously entered by the Bankruptcy Court, investigate, analyze, commence, prosecute, litigate, compromise, and otherwise administer the Excluded Causes of Action, Causes of Action and the Avoidance Actions and all related Liens for the benefit of the Liquidating Trust and its beneficiaries, as set forth in the Amended Plan and take all other necessary and appropriate steps to collect, recover, settle, liquidate, or otherwise reduce to Cash the Causes of Action and the Avoidance Actions, including all receivables, and to negotiate and effect settlements and lien releases with respect to all related Claims and all related Liens.

(vi) administer, sell, liquidate or otherwise dispose of all Unencumbered Assets and such other assets of the Estate that may have value in accordance with the terms of the Amended Plan.

(vii) represent the Estate before the Bankruptcy Court and other courts of competent jurisdiction with respect to matters concerning the Liquidating Trust;

(viii) seek the examination of any Entity or Person under and subject to the provisions of Bankruptcy Rule 2004;

(ix) comply with applicable orders of the Bankruptcy Court and any other court of competent jurisdiction over the matters set forth herein;

(x) comply with all applicable laws and regulations concerning the matters set forth herein;

(xi) exercise such other powers as may be vested in the Liquidating Trust pursuant to the Liquidating Trust Agreement, the Amended Plan, or other Final Orders of the Bankruptcy Court; and

(xii) execute any documents, instruments, contracts, and agreements necessary and appropriate to carry out the powers and duties of the Liquidating Trust.

(d)	Fees and Expenses

Except as otherwise provided in the Amended Plan, compensation of the Liquidating Trustee and the costs and expenses of the Liquidating Trustee and the Liquidating Trust (including, without limitation, professional fees and expenses) shall be paid (i) to the extent related to the administration, preservation, maintenance or liquidation of Collateral, from the Net Proceeds of the liquidation of such Collateral; and (ii) to the extent related to the administration or liquidation of the Unencumbered Assets, from the Net Proceeds of the Unencumbered Assets. The reasonable post-Effective Date fees and expenses of the Liquidating Trustee shall be paid as necessary to discharge the Liquidating Trustee’s duties under the Amended Plan and the Liquidating Trust Agreement.

(e)	Retention of Professionals and Compensation Procedure

On and after the Effective Date, the Liquidating Trustee may engage such professionals and experts as may be deemed necessary and appropriate by the Liquidating Trustee to assist the Liquidating Trustee in carrying out the provisions of the Amended Plan and the Liquidating Trust Agreement (the “Post-Confirmation Professionals”). For services performed from and after the Effective Date, Post-Confirmation Professionals shall receive compensation and reimbursement of expenses in a manner to be determined by the Liquidating Trustee. It is expected that the Liquidating Trustee will engage Borges & Associates, LLC and BDO USA, LLP as Liquidating Trustee Professionals, but this shall not limit the Liquidating Trustee’s ability to hire other or additional professionals to properly administer the Liquidating Trust. Post-Confirmation Professionals shall submit periodic invoices to the Liquidating Trustee which shall be subject to the review of the Liquidating Trust Committee and unless disputed promptly paid according to their terms. Post-Confirmation Professionals shall not be required to submit fee applications to the Bankruptcy Court, although the Bankruptcy Court shall retain jurisdiction to resolve any disputes regarding the payment of fees to Post-Confirmation Professionals.

(f)	Claims Resolution and Compromise

The Liquidating Trustee is authorized to approve compromises of all Claims, Disputed Claims, and Liens pursuant to Bankruptcy Rule 9019(b), the Amended Plan and the Liquidating Trust Agreement, and to execute necessary documents, including Lien releases (subject to the written consent of the party having such Lien) and stipulations of settlement or release.

(g)	Vesting of Assets

On the Effective Date, and subject to the applicable provisions of the Amended Plan, the Sale Orders and respective Asset Purchase Agreements, all Assets and property treated by the Amended Plan, any minutes, and general corporate records of the Debtors, and any books and records relating to the foregoing not otherwise treated by the Amended Plan, shall vest in the Liquidating Trust free and clear of all Liens, Claims, encumbrances, and other interests and shall thereafter be administered, liquidated by sale, collection, recovery, or other disposition and distributed by the Liquidating Trust in accordance with the terms of the Liquidating Trust Agreement and the Amended Plan.

(h) Indemnity of Liquidating Trustee and the Liquidating Trust Creditors’ Committee

The Liquidating Trust shall indemnify and hold the Liquidating Trustee and the Liquidating Trust Creditors’ Committee (including each of the members thereof, harmless from and against any damages, costs, claims and other liabilities incurred in connection with their respective duties and responsibilities hereunder, other than those damages, costs, claims and other liabilities that result from such party’s gross negligence or willful misconduct.

6.	The Liquidating Trust Creditors’ Committee

On the Effective Date, the Creditors’ Committee shall without further action or orders of the Bankruptcy Court become the Liquidating Trust Creditors’ Committee. The Liquidating Trust Creditors’ Committee shall represent the interests of the Beneficiaries during the existence of the Liquidating Trust, and shall have the obligation to undertake in good faith each of the acts and responsibilities set forth for the Liquidating Trust Creditors’ Committee in the Liquidating Trust Agreement and in the Amended Plan, for the benefit of the Beneficiaries. The Liquidating Trust Creditors’ Committee shall have such powers, rights, and duties, including with respect to the Liquidating Trustee, the Liquidating Trust Assets and the exercise by the Liquidating Trustee of any discretion otherwise afforded thereto, all as set forth in the Liquidating Trust Agreement and in the Amended Plan (including, without limitation, to (i) remove the Liquidating Trustee, with or without cause, by filing an appropriate motion and obtaining an order from the Bankruptcy Court directing such removal and (ii) select a successor Liquidating Trustee. The Liquidating Trust Creditors’ Committee shall be governed by the Liquidating Trust Creditors’ Committee By-laws. In addition, the Liquidating Trust Creditors’ Committee shall have the right, at its discretion, to retain legal counsel for the Liquidating Trust Creditors’ Committee, and the reasonable fees and expenses of such counsel shall be subject to payment as a Post-Confirmation Administrative Claim.

Notwithstanding any provision of this Amended Plan, the Liquidating Trust Agreement or the Liquidating Trust Creditors’ Committee By-laws, none of the individual members of the Liquidating Trust Creditors’ Committee shall have any obligation or duty to any of the Beneficiaries or any Claimant.

F.	No Revesting of Assets in the Debtor

The Unencumbered Assets and property of the Debtors’ Estate shall not be vested in the Debtors on or following the Effective Date, but shall be vested in the Liquidating Trust and continue to be subject to the jurisdiction of the Bankruptcy Court following Confirmation of the Amended Plan until such Assets are utilized in the performance of the actions required under the Amended Plan or distributed to Holders of Allowed Claims in accordance with the provisions of the Amended Plan, the Liquidating Trust Agreement, and the Confirmation Order. From and after the Effective Date, all such property shall be distributed in accordance with the provisions of the Amended Plan, the Liquidating Trust Agreement, and the

Confirmation Order. The Liquidating Trustee may, however, subject to the terms and conditions of the Liquidating Trust Agreement and the Amended Plan, pay fees and expenses that are incurred after the Effective Date for the retention of Post-Confirmation Professionals, without application to or approval by the Bankruptcy Court but otherwise subject to the terms of this Amended Plan.

G.	Accounts and Reserves

The Liquidating Trustee shall (a) establish one or more general accounts (which may include the Debtors’ existing bank accounts at First National Bank of Omaha) into which shall be deposited all funds not required to be deposited into any other account or Reserve and (b) create, fund, and withdraw funds from, as appropriate, the Reserves and such other accounts maintained or established by the Liquidating Trustee. These accounts may be those currently maintained by the Debtors, or new accounts in the Liquidating Trustee’s discretion in accordance with the Liquidating Trust Agreement.

The Liquidating Trustee is authorized to approve compromises of all Claims, Disputed Claims, and Liens pursuant to Bankruptcy Rule 9019(b), the Amended Plan and the Liquidating Trust Agreement, and to execute necessary documents, including Lien releases (subject to the written consent of the party having such Lien) and stipulations of settlement or release.

The Liquidating Trustee shall serve as Disbursing Agent for the Amended Plan and shall make all distributions required under the Amended Plan, subject to the terms and provisions of the Amended Plan and the Liquidating Trust Agreement. The Liquidating Trustee shall not be required to give any bond or surety or other security for the performance of his or her duties unless otherwise ordered by the Bankruptcy Court or required by the Bankruptcy Code or the Bankruptcy Rules. The Liquidating Trustee shall be authorized and directed to rely upon the Debtors’ books and records and the Debtors’ representatives and professionals in determining allowed claims entitled to a Distribution under the Amended Plan in accordance with the terms of the Amended Plan.

H.	Exemption from Certain Transfer Taxes

Pursuant to Bankruptcy Code section 1146(a), any transfers from the Debtors to the Liquidating Trust or to any other Person pursuant to the Amended Plan in the United States shall not be subject to any stamp tax or similar tax, and the Confirmation Order shall direct the appropriate state or local government officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

I.	Tax Effect, Reporting

For all U.S. Federal Income Tax purposes, all parties must treat the transfer of assets transferred to the Liquidating Trust as a transfer of such assets to the beneficiaries to the Liquidating Trust followed by a transfer of such assets by such beneficiaries to the Liquidating Trust, with the beneficiaries being treated as the grantors and owners of the Liquidating Trust.

Accordingly, because a Grantor trust is treated as a pass through entity for U.S. Federal Income Tax purposes, generally no tax should be imposed on the Liquidating Trust as a result of the transfer of assets thereto nor on income earned or gain recognized by the Liquidating Trust. Instead, the beneficiaries of the Liquidating Trust may be taxed on their allocable share of such net income or gain in each taxable year of the Liquidating Trust and will be responsible for paying the taxes associated with such income or gain whether or not they received any distributions from the Liquidating Trust in such taxable year.

The Liquidating Trustee is authorized under the Amended Plan on behalf of the Debtor, to request an expedited determination under Bankruptcy Code §505(b) of the tax liability of the Debtors for all taxable periods ending after the petition date through and including the Effective Date. Any such tax claims owing by the Estate would be paid by the Liquidating Trustee in accordance with the terms of the Amended Plan.

By this statement, Debtor, the Creditors’ Committee and their respective counsel are not and should not be construed to be rendering tax advice to any creditor, party in interest or recipient of this Disclosure Statement. Notwithstanding the foregoing, should anything contained herein be deemed to be now or at a later time tax advice, the following disclosure is made: To ensure compliance with the requirements imposed by the Internal Revenue Service under Circular 230, Debtors and the Creditors’ Committee inform you that any U.S. federal tax advice contained in this communication (including attachments), unless otherwise specifically stated, was not intended or written to be used, and cannot be used, for the purpose of (1) avoiding penalties under the Internal Revenue Code, or (2) promoting, marketing or recommending to another party any matters addressed herein.

J.	Post-Petition Operations

Until closing of the Asset Sales, Debtors continued in the operation of their businesses. Pursuant to operating reports filed with the United States Trustee, Debtors reported the following:

August 20, 2010 – September 30, 2011

Gross Receipts	$29,374,024.57

Disbursements and Expenses	$21,552,833.76

Net Cash Flow	$7,821,190.81

Beginning Cash, August 20, 2010	$1,041,843.02

Cash, August 31, 2011	$8,862,843.02

K.	Preservation and Settlement of Causes of Action and Avoidance Actions

1.	Preservation of Causes of Action and Avoidance Actions

In accordance with the Bankruptcy Code section 1123(b)(3), the Liquidating Trustee shall retain all of the Causes of Action and Avoidance Actions, and other similar claims arising under applicable state laws or the Bankruptcy Code. The Liquidating Trustee and the Liquidating Trust may, in accordance with the Liquidating Trust Agreement, enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Causes of Action and Avoidance Actions.

The Liquidating Trustee reserves the right to investigate, analyze and pursue all Avoidance Actions and Causes of Action that may be discovered prior to or after the Effective Date. Such Causes of Action and Avoidance Actions shall survive entry of the Confirmation Order for the benefit of the Debtors and their Estates, and, upon the Effective Date, for the benefit of the Liquidating Trust. The Liquidating Trust and the Liquidating Trustee shall enjoy the full time allowed under Section 546(a)(1)(A) of the Bankruptcy Code for the Commencement of any Avoidance Actions.

2.	Settlement of Causes of Action and Avoidance Actions

At any time after the Confirmation Date but before the Effective Date, notwithstanding anything in the Amended Plan to the contrary, the Debtors may settle some or all of the Causes of Action and Avoidance Actions pursuant to Bankruptcy Rule 9019 with the approval of the Court and Creditors Committee. After the Effective Date, the Liquidating Trust and/or the Liquidating Trustee, in accordance with the terms of the Amended Plan and the Liquidating Trust Agreement, will determine whether to bring, settle, release, compromise, enforce or abandon such rights (or decline to do any of the foregoing).

L.	Effectuating Documents; Further Transactions

The Liquidating Trust and/or the Liquidating Trustee, subject to the terms and conditions of the Liquidating Trust Agreement, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Amended Plan that are not inconsistent with the other terms and conditions of the Amended Plan.

VI. PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in this Amended Plan, and only after the funding of the Reserves, or as ordered by the Bankruptcy Court, all Distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date by the Liquidating Trustee; provided, however, that the applicable Distribution Date(s) for any Distributions to be made on account of Claims that are or become Allowed Claims on or after the Effective Date which are to be paid from the Reserves shall be contingent upon the current availability of funds in the respective Reserve for the payment of such Distributions. Notwithstanding any other provision of the Amended Plan to the contrary, no Distribution shall be made on account of any Allowed Claim or portion thereof that (i) has been satisfied after the Petition Date; (ii) was incorrectly listed in the schedules as non-contingent, liquidated and undisputed; (iii) is listed in the schedules as contingent, unliquidated, disputed or in a zero amount, and for which a Proof of Claim has not been timely filed; or (iv) is evidenced by a Proof of Claim that has been amended by a subsequently filed Proof of Claim that purports to amend the prior Proof of Claim.

B.	Liquidating Trustee as Disbursing Agent

The Liquidating Trustee shall make all Distributions required under this Amended Plan, subject to the terms and provisions of this Amended Plan and the Liquidating Trust Agreement. The Liquidating Trustee shall not be required to give any bond or surety or other security for the performance of his or her duties unless otherwise ordered by the Bankruptcy Court. The Liquidating Trustee shall be authorized and directed to rely upon the Debtors’ books and records and the Debtors’ representatives and professionals in determining Allowed Claims entitled to a Distribution under the Amended Plan in accordance with the terms of the Amended Plan.

C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

Except as otherwise provided in this Amended Plan, and only after the funding of the Reserves, or as ordered by the Bankruptcy Court, all Distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date by the Liquidating Trustee; provided, however, that the applicable Distribution Date(s) for any Distributions to be made on account of Claims to be paid from the Reserves that are or become Allowed Claims shall be contingent upon the current availability of funds in the applicable Reserve for the payment of such Distributions. Notwithstanding any other provision of the Amended Plan to the contrary, no Distribution shall be made on account of any Allowed Claim or portion thereof that (i) has been satisfied after the Petition Date; (ii) was incorrectly listed in the schedules as non-contingent, liquidated and undisputed; (iii) is listed in the schedules as contingent, unliquidated, disputed or in a zero amount, and for which a Proof of Claim has not been timely filed; or (iv) is evidenced by a Proof of Claim that has been amended by a subsequently filed Proof of Claim that purports to amend the prior Proof of Claim.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions in General

Distributions to Holders of Allowed Claims shall be made by the Liquidating Trustee (a) at the addresses set forth on the Proofs of Claim filed by such Holders (or at the last known addresses of such Holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Liquidating Trustee after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Liquidating

Trustee has not received a written notice of a change of address, (d) at the addresses set forth in the other records of the Debtors or the Liquidating Trustee at the time of the Distribution or (e) in the case of the Holder of a Claim that is governed by an agreement and is administered by an agent or servicer, at the addresses contained in the official records of such agent or servicer.

Distributions shall be made from the Reserves, as applicable, in accordance with the terms of this Amended Plan and the Liquidating Trust Agreement.

In making Distributions under the Amended Plan, the Liquidating Trustee may rely upon the accuracy of the claims register maintained by the Bankruptcy Court in the Chapter 11 Case, as modified by any Final Order of the Bankruptcy Court disallowing any Claims in whole or in part.

2.	Undeliverable and Unclaimed Distributions

If the Distribution to any Holder of an Allowed Claim is returned to the Liquidating Trustee as undeliverable or is otherwise unclaimed, no further Distributions shall be made to such Holder unless and until the Liquidating Trustee is notified in writing of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made by the Liquidating Trustee shall be segregated and, with respect to Cash, deposited in a segregated account (the “Unclaimed Distribution Reserve”) undeliverable and unclaimed Distributions for the benefit of all such similarly situated Persons or Governmental Units until such time as a Distribution becomes deliverable or is claimed.

Any Holder of an Allowed Claim that does not assert a Claim pursuant to this Amended Plan for an undeliverable or unclaimed Distribution within six (6) months after the last Distribution Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed Distribution and shall be forever barred and enjoined from asserting any such Claim for an undeliverable or unclaimed Distribution against the Debtors and their Estates, the Liquidating Trustee, the Liquidating Trust, and their respective agents, attorneys, representatives, employees or independent contractors, and/or any of its and their property. In such cases, any Cash otherwise reserved for undeliverable or unclaimed Distributions shall become the property of the Liquidating Trust free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary and shall be distributed in accordance with the terms of this Amended Plan and the Liquidating Trust Agreement. Nothing contained in this Amended Plan or the Liquidating Trust Agreement shall require the Debtors or the Liquidating Trustee to attempt to locate any Holder of an Allowed Claim.

E.	Prepayment

Except as otherwise provided in this Amended Plan or the Confirmation Order, the Debtors or the Liquidating Trustee, as the case may be, shall have the right to prepay, without penalty, all or any portion of an Allowed Secured Tax Claim, Allowed Secured Claim, Allowed 503(b)(9) Claim, Allowed Administrative Claim, Allowed Priority Tax Claim or Allowed Non-Tax Priority Claim.

F.	Means of Cash Payment

Cash payments made pursuant to this Amended Plan shall be in U.S. dollars and shall be made at the option and in the sole discretion of the Liquidating Trustee by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Liquidating Trustee. In the case of foreign creditors, Cash payments may be made, at the option of the Liquidating Trustee, in such funds and by such means as are necessary or customary in a particular jurisdiction.

G.	Interest on Claims

Unless otherwise specifically provided for in the Asset Purchase Agreements, the Sale Orders, this Amended Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, other than to the extent they are included in the Wells Fargo Fee Claim, which have already been paid, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim until or unless it becomes an Allowed Claim and then only to the extent interest would otherwise be recoverable with respect to such Claim.

H.	Withholding and Reporting Requirements

In accordance with Bankruptcy Code section 346 and in connection with the Amended Plan and all Distributions thereunder, the Liquidating Trustee shall, to the extent applicable, comply with all withholding and reporting requirements imposed by any U.S. federal, state, local, or non-U.S. taxing authority. The Liquidating Trustee shall be authorized to take any and all actions necessary and appropriate to comply with such requirements.

All Distributions hereunder may be subject to the withholding and reporting requirements. As a condition of making any Distribution under the Amended Plan, the Liquidating Trustee may require the Holder of an Allowed Claim to provide such Holder’s taxpayer identification number, and such other information, certification, or forms as necessary to comply with applicable tax reporting and withholding laws. Notwithstanding any other provision of this Amended Plan, each Entity receiving a Distribution pursuant to this Amended Plan shall have sole and exclusive responsibility for the satisfaction of tax obligations on account of any such Distribution.

I.	Setoffs

1.	By the Debtor

The Liquidating Trustee may, pursuant to Bankruptcy Code section 553, 558 or any other applicable law, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Amended Plan in respect of such Claim, Claims of any nature whatsoever that the Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Liquidating Trust and/or the Liquidating Trustee, as the case may be, of any such Claim that the Debtors may have against such Holder.

2.	By Non-Debtors

Unless otherwise authorized by a Final Order, any Holder of a Claim must assert any setoff rights against a Claim by a Debtors against such Entity by timely filing a Proof of Claim asserting such right of setoff, or an appropriate motion seeking authority to setoff on or before the Confirmation Date or will be deemed to have waived and be forever barred from asserting any right to setoff against a Claim by a Debtor; provided, however, that the right of any Debtors or the Liquidating Trustee, as applicable, to object to the validity of any asserted right of setoff shall be preserved.

J.	Procedure for Treating and Resolving Disputed, Contingent and/or Unliquidated Claims

1.	Objection Deadline; Prosecution of Objections

Except as set forth in the Amended Plan or Bankruptcy Court Orders with respect to Professional Fee Claims, 503(b)(9) Claims, and Priority Tax Claims, Administrative Claims, and Reclamation Claims all objections to Claims must be filed and served on the Holders of such Claims by the Claim Objection Deadline, provided however, that the Liquidating Trustee may extend such period without further order of the Bankruptcy Court. If an objection has not been timely filed to a Claim, the Claim to which the Proof of Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier, provided however, if all or part of any such Claim has been previously satisfied in whole or part by payment or otherwise only the amount if any then remaining due under such Claim shall be treated as an Allowed Claim.

The Liquidating Trustee, with the Liquidating Trust Creditors’ Committee’s consent, may file objections, settle, compromise, withdraw, or litigate to judgment objections to Claims whether scheduled or based upon a proof of claim. From and after the Effective Date, the Liquidating Trustee may settle or compromise any Disputed Claim in accordance with Bankruptcy Rule 9019.

2.	No Distribution Pending Allowance

Notwithstanding any other provision of the Amended Plan or the Liquidating Trust Agreement, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim. To the extent that a Claim is not a Disputed Claim but is held by a Holder that is or may be liable to the Debtors, the Liquidating Trustee, and/or the Liquidating Trust on account of a Cause of Action, no payments or Distributions shall be made with respect to all or any portion of such Claim unless and until such Claim and liability have been settled or withdrawn or have been determined by Final Order of the Bankruptcy Court or such other court having jurisdiction over the matter. Amounts due to such Disputed Claim shall be held in reserve pending resolution of the dispute.

On each Distribution Date, the Liquidating Trustee will make Distributions (a) on account of any Disputed Claim that has become an Allowed Claim since the preceding Distribution Date and (b) on account of previously Allowed Claims, from the applicable

Reserves, or property that would have been distributed to such Claimholders on the dates Distributions previously were made to Holders of Allowed Claims had the Disputed Claims that have become Allowed Claims been Allowed on such dates. Such Distributions will be made pursuant to the provisions of the Amended Plan governing the applicable Class.

3.	Distributions After Allowance

Payments and Distributions from the applicable Reserves to each representative Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Amended Plan that govern Distributions to such Claimholders. On the first Distribution Date following the date when a Disputed Claim becomes an undisputed, noncontingent, and liquidated Claim, the Liquidating Trustee will distribute to the Claimholder any Cash from the applicable Reserves that would have been distributed on the dates Distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims, any remaining Cash held in the applicable Reserves shall constitute Available Cash that shall be returned or distributed in accordance with the other provisions of this Amended Plan, the Liquidating Trust and the Funding Agreement. All Distributions made under Article V of the Amended Plan on account of an Allowed Claim will be made together with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates Distributions were previously made to Holders of Allowed Claims included in the applicable Class.

4.	De Minimis Distributions

The Liquidating Trustee shall not have any obligation to make a Distribution on account of an Allowed Claim from any Reserve or otherwise if (a) the aggregate amount of all Distributions authorized to be made from such Reserve or otherwise on the Distribution Date in question (other than the final Distribution Date) is or has a value less than $250,000, or (b) if the amount to be distributed to the specific Holder of the Allowed Claim on the particular Distribution Date does not constitute a final Distribution to such Holder and such Distribution has a value less than $10.00.

K.	Allocation of Amended Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a Distribution under this Amended Plan is composed of indebtedness and accrued but unpaid interest thereon, such Distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

L.	Distribution Record Date

The Liquidating Trustee shall have no obligation to recognize the transfer of or sale of any participation in any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. Instead, the Liquidating Trustee shall be entitled to recognize and deal for all purposes under this Amended Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

VII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Rejected Contracts and Leases

Except as otherwise provided in the Confirmation Order, the Amended Plan, or any other Amended Plan Document, the Confirmation Order shall constitute an order under Bankruptcy Code section 365 rejecting all prepetition executory contracts, including purchase orders, and unexpired leases to which any of the Debtors are a party, to the extent such contracts or leases are executory contracts or unexpired leases, on and subject to the occurrence of the Effective Date, unless such contract or lease (a) previously shall have been assumed, assumed and assigned, or rejected by the Debtor, (b) previously shall have expired or terminated pursuant to its own terms before the Effective Date, or (c) is the subject of a pending motion to assume or reject on the Confirmation Date.

B.	Assumed Contracts and Leases

The Debtors are not assuming any Leases or Executory Contracts under the Amended Plan and all leases and executory contracts are deemed rejected on the Effective Date.

C.	Bar to Rejection Damages

If the rejection of an executory contract or unexpired lease pursuant to Article VII.A. above gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the applicable Debtors or their Estates, the Liquidating Trust, or their respective successors or properties unless a Proof of Claim is filed and served on the Liquidating Trustee and counsel for the Liquidating Trustee within thirty (30) days after the Effective Date or such other date as is prescribed by the Bankruptcy Court.

VIII. CONFIRMATION AND CONSUMMATION OF THE AMENDED PLAN

A.	Conditions to Confirmation

The following are conditions precedent to the occurrence of the Confirmation Date:

1. The entry of a Final Order finding that the Disclosure Statement contains adequate information pursuant to Bankruptcy Code section 1125;

2. The proposed Confirmation Order shall be, in form and substance, reasonably acceptable to the Amended Plan Proponents; and

3. All provisions, terms and conditions hereof are approved in the Confirmation Order.

B.	Conditions to Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in writing in accordance with Article VIII.C. hereof:

1. The Confirmation Order shall have been entered and become a Final Order and shall provide that the Debtor, the Liquidating Trust and the Liquidating Trustee are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, and other agreements or documents created in connection with the Amended Plan or effectuate, advance, or further the purposes thereof;

2. All Amended Plan Exhibits shall be, in form and substance, reasonably acceptable to the Amended Plan Proponents, and shall have been executed and delivered by all parties signatory thereto;

3. The Debtors shall be authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, and the agreements or documents created in connection with the Amended Plan;

4. All other actions, documents, and agreements necessary to implement the Amended Plan shall have been effected or executed; and

5. The Reserves shall have been funded.

C.	Waiver of Conditions

Each of the conditions set forth in Articles X.A. and X.B. of the Amended Plan may be waived in whole or in part by the Amended Plan Proponents. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Amended Plan Proponents regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of a party to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

IX. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

A.	Professional Fee Claims

All requests for payment of Professional Fees rendered from the Petition Date through the Effective Date (the “Final Fee Applications”) must be filed no later than forty (45) days after the Effective Date.

B.	Substantial Contribution Compensation and Expenses Bar Date

Any Person who wishes to make a Substantial Contribution Claim based on facts or circumstances arising after the Petition Date, must file an application with the Clerk of the Court, on or before the Administrative Claims Bar Date, and serve such application on counsel for the Amended Plan Proponents and as otherwise required by the Court and the Bankruptcy Code on or before the Administrative Claims Bar Date, or be forever barred from seeking such compensation or expense reimbursement. Objections, if any, to any Substantial Contribution Claim must be filed no later than the Administrative Claims Objection Deadline defined below, unless extended by Order of the Court.

C.	Other Administrative Claims

All other Administrative Expenses Requests arising after the Petition Date, other than Professional Fee Claims, must be filed with the Court and served on counsel for the Amended Plan Proponents no later than the Final Administrative Claims Bar Date. Unless the Debtor, the Liquidating Trustee, or any other party in interest objects within sixty (60) days after the Administrative Claims Bar Date (the “Administrative Claims Objection Deadline”) to an Administrative Claim asserted in a properly filed Administrative Expense Request, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtor, the Liquidating Trustee, or any other party in interest objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim.

X. EFFECT OF AMENDED PLAN CONFIRMATION

A.	Binding Effect

This Amended Plan shall be binding upon and inure to the benefit of the Debtor, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Liquidating Trust and the Liquidating Trustee.

B.	Compromise and Settlement

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Distributions and other benefits provided pursuant to the Amended Plan, the provisions of the Amended Plan shall constitute a good faith compromise of all Claims and Equity Interests. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all Claims and Equity Interests, as well as a finding by the Bankruptcy Court that such compromise or settlement is fair, equitable, reasonable and in the best interests of the Debtors, the Estates and holders of Claims and Equity Interests.

C.	Releases

1. Releases by the Debtors. Notwithstanding anything contained in the Amended Plan to the contrary, as of the Effective Date, for good and valuable consideration provided by each of the Releasees, including, without limitation: (a) the discharge of debt and all other good and valuable consideration paid pursuant to the Amended Plan or otherwise; and (b) the services of the Debtors’ employees, officers, directors and professionals in facilitating the expeditious implementation of the Auction Sale or the liquidation, each of the Debtors hereby provide a full discharge and release to the Releasees (and each such Releasee so released shall be deemed released and discharged by the Debtors) and their respective properties from any and all Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those that any of the Debtors or the Liquidating Trustee would have been legally entitled to assert or that any holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for or on behalf of any of the Debtors or Estates and further including those in any way related to the Chapter 11 Cases or the Amended Plan; provided, however, that the foregoing provisions of this Paragraph shall not operate to waive or release any Causes of Action or Avoidance Actions preserved by the Amended Plan or any Amended Plan Supplement or any defenses thereto; provided, further, that the foregoing provisions of this Paragraph shall not operate to waive or release any Causes of Action or Avoidance Actions accrued by the Debtors in the ordinary course of business against the holders of General Unsecured Claims, and provided further that the foregoing provisions of the paragraph shall not serve to waive, release, discharge, or impair upon any of the Debtor’s rights to pursue and recover upon any of the Excluded Causes of Action as against any officer or director or any professional employed by the Debtors prior to the Petition Date, but excluding any services for which a Professional Fee Claim has been or will be made.

2. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the releases set forth in this Paragraph pursuant to the Bankruptcy Rule 9019 and its finding that they are: (a) in exchange for good and valuable consideration, representing a good faith settlement and compromise of the Claims and Causes of Action thereby released; (b) in the best interests of the Debtors and all holders of Claims; (c) fair, equitable and reasonable; (d) approved after due notice and opportunity for hearing; and (e) a bar to any of the Debtors or the Liquidating Trustee asserting any Claim or Cause of Action thereby released.

D.	Exculpation

Notwithstanding anything contained in the Amended Plan to the contrary, the Exculpated Parties shall neither have nor incur any liability to any Entity for any and all Claims and Causes of Action arising on or before the Effective Date, including any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Amended Plan, the Disclosure Statement, Liquidating Trust Agreement, DIP Facility, or any other contract, instrument, release or other agreement or document created or entered into in connection with the Amended Plan or any other post-petition act taken or omitted to be taken in connection with or in contemplation of the Auction Sale or Debtors’ continuing liquidation or otherwise occurring from and after the Petition Date in the Bankruptcy Cases, provided, however, that the foregoing provisions of this Paragraph shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to reply upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents; provided, further, that the foregoing provisions of this Paragraph shall not apply to any acts, omissions, Claims, Causes of Action, Excluded Causes of Action or other obligations expressly set forth in and preserved by the Amended Plan or any Amended Plan supplement or any defenses thereto.

None of the Exculpated Parties shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim , or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission occurring on or after the Petition Date in connection with, relating to, or arising out of, the filing or administration of Debtors’ Chapter 11 Cases, the administration of the Assets of the Consolidated Estate, the pursuit of Confirmation of the Amended Plan, the consummation of the Amended Plan or the administration of the Amended Plan or the Liquidating Trust, or the property to be distributed under the Amended Plan, except for their willful misconduct or gross negligence.

E.	Release and Injunction

1. From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner against the Releasees, their successors and assigns, and their assets and properties, as the case may be, any suit, action or proceeding, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or to be released pursuant to the Amended Plan or Confirmation Order.

2. Except as otherwise expressly provided for in the Amended Plan, from and after the Effective Date, all Entities shall be precluded from asserting against the Releasees or their successor and assigns and their assets and properties, any other Claims or Equity interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

3. The rights afforded in the Amended Plan and the treatment of all Claims and Equity Interests in the Amended Plan shall be in exchange for and in complete satisfaction of Claims and Equity Interest of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtors or any of their assets or properties. On the Effective Date, all such Claims against, and Equity Interests in, the Debtors shall be satisfied and released in full.

4. Except as otherwise expressly provided for in the Amended Plan or in obligations issues pursuant to the Amended Plan, all Parties and Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Equity Interest satisfied and released hereby, from:

(a) commencing or continuing in any manner any action or other proceeding of any kind against any of the Debtors, their successors and assigns and their assets and properties;

(b) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Debtor, their successor an assigns and their assets and properties;

(c) creating, perfecting or enforcing any encumbrance of any kind against any Debtor or the property or estate of any Debtor;

(d) asserting any right of setoff or subrogation of any kind against any obligation due from any Debtor or against the property or estate of any of the Debtors, except to the extent a right to setoff or subrogation is asserted with respect to timely filed proof of claim; or

(e) commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim or Equity Interest or Cause of Action released or settled hereunder.

F.	Releases of Liens

Except as otherwise provided in the Amended Plan or in any contract, instrument, release or other agreement or document created pursuant to the Amended Plan, on the Effective Date, all mortgages, deeds of trust, liens, pledges or other security interests against property of the Estates shall be fully released and discharged (excluding only such valid liens or security interests held by Wells Fargo in the Wells Fargo Fee Reserve) and all right, title and interest of any holder of such mortgages, deeds of trust, liens, pledges or other security interest shall revert to the Debtors and the Liquidating Trustee.

G.	Indemnification Obligations

Except as otherwise provided in this Amended Plan or any contract, instrument, release, or other agreement or document entered into in connection with this Amended Plan, any and all indemnification obligations that the Debtors have pursuant to a contract, instrument, agreement, certificate of incorporation, by-law, comparable organizational document or any other document, or applicable law shall be rejected as of the Effective Date, to the extent executory.

XI. RETENTION OF JURISDICTION

Under Bankruptcy Code sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order, substantial consummation of the Amended Plan and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Amended Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

l. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the determination of requests for the payment of claims entitled to priority under Bankruptcy Code section 507(a)(1), including compensation of any reimbursement of expenses of parties entitled thereto;

2. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Amended Plan or under Bankruptcy Code sections 330, 331, 503(b), 1102 and 1129(a)(4); provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Liquidating Trust and/or the Liquidating Trustee shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

3. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which one of the Debtors is a party or with respect to which one of the Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4. Effectuate performance of and payments under the provisions of the Amended Plan;

5. Hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under or related to the Chapter 11 Case, the Amended Plan or the Liquidating Trust Agreement;

6. Enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Amended Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Amended Plan, the Disclosure Statement or the Confirmation Order;

7. Hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Amended Plan, including disputes arising under agreements, documents or instruments executed in connection with the Amended Plan;

8. Consider any modifications of the Amended Plan, cure any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

9. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Amended Plan or the Confirmation Order;

10. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

11. Hear and determine any matters arising in connection with or relating to the Amended Plan, the Amended Plan Supplement, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Amended Plan, the Amended Plan Supplement, the Disclosure Statement or the Confirmation Order;

12. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

13. Except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

14. Hear and determine matters concerning state, local and federal taxes in accordance with Bankruptcy Code sections 346, 505 and 1146;

15. Hear and determine all matters related to the property of the Estates, including, but not limited to, the Unencumbered Assets, from and after the Confirmation Date;

16. Hear and determine the Causes of Action and the Avoidance Actions;

17. Hear and determine all disputes involving the existence, nature or scope of the injunctions, indemnifications, exculpation and releases granted pursuant to this Amended Plan, the Sale Orders and/or the Asset Purchase Agreement;

18. Hear and determine all disputes or other matters arising in connection with the interpretation, implementation or enforcement of the Asset Purchase Agreement, the Sale Orders, and/or the Sale-Related Settlements;

19. Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date, (ii) the winding up of the Debtors’ affairs, and (iii) the activities of the Liquidating Trust and/or the Liquidating Trustee, including (A) challenges to or approvals of the Liquidating Trustee’s activities, (B) resignation, incapacity or removal of the Liquidating Trustee and successor Liquidating Trustees, (C) reporting by, termination of and accounting by the Liquidating Trustee, and (D) release of the Liquidating Trustee from his or her duties;

20. Hear and determine disputes with respect to compensation of the Liquidating Trustee and the Liquidating Trustee Professionals;

21. Hear and determine all disputes involving the existence, nature and/or scope of the injunctions and releases provided herein, including any dispute relating to any liability arising out of any termination of employment or the termination of any employee or retiree benefit provision, regardless of whether such termination occurred prior to or after the Effective Date;

22. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

23. Enforce all orders previously entered by the Bankruptcy Court;

24. Dismiss any and/or all of the Chapter 11 Case or convert it to a case under Chapter 7 of the Bankruptcy Code; and

25. Enter a final decree closing the Chapter 11 Case.

XII. MISCELLANEOUS PROVISIONS

A.	Modifications and Amendments

The Amended Plan Proponents may alter, amend or modify the Amended Plan or any Exhibits thereto under Bankruptcy Code section 1127(a) at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Amended Plan as defined in Bankruptcy Code section 1101(2), the Amended Plan Proponents may, under Bankruptcy Code section 1129(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Amended Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Amended Plan so long as such proceedings do not adversely affect the treatment of Holders of Claims; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Court.

B.	Severability of Amended Plan Provision

If, prior to Confirmation, any term or provision of the Amended Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, then the Bankruptcy Court, at the request of the Amended Plan Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holder, alteration or interpretation, the remainder of the terms and provisions of the Amended Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Amended Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

C.	Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Amended Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

D.	Payment of Statutory Fees

All fees then due and payable pursuant to 28 U.S.C. § 1930, as determined by the Court at the Confirmation Hearing, shall be paid on or before the Effective Date by the Debtors. All such fees that become due and payable thereafter by the Debtors shall be paid by the Liquidating Trustee. The Debtor, through the Liquidating Trustee, shall file post-confirmation quarterly reports or any pre-confirmation monthly operating reports not filed as of the Confirmation Hearing in conformance with the U.S. Trustee Guidelines. The U.S. Trustee shall not be required to file a request for payment of its quarterly fees, which shall be paid by the Debtors and/or the Liquidating Trustee.

E.	Revocation, Withdrawal or Non-Consummation

The Amended Plan Proponents reserve the right to revoke or withdraw the Amended Plan prior to the Confirmation Date and to file subsequent Amended Plans. If the Amended Plan Proponents revoke or withdraw the Amended Plan, or if Confirmation or Consummation of the Amended Plan does not occur, then, (a) the Amended Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Amended Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Amended Plan, and any document or agreement executed pursuant to the Amended Plan, shall be deemed null and void, and (c) nothing contained in the Amended Plan, and no acts taken in preparation for Consummation of the Amended Plan, shall (i) constitute or be deemed to constitute a waiver of release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by such Debtors or any other Person.

F.	Service of Documents

Any notice, request or demand required or permitted to be made or provided to or upon a Debtor, the Creditors’ Committee and/or the Liquidating Trustee under the Amended Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, (c) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received, and (d) addressed as follows:

The Debtors:

McGrath North Mullin & Kratz, PC LLO Attention: Robert P. Diederich First National Tower, Suite 3700 1601 Dodge Street Omaha, NE 68102 Telephone: (402) 341-3070 Facsimile: (402) 341-0216

The Creditors’ Committee:

Borges & Associates, LLC Attention: Wanda Borges 575 Underhill Blvd., Ste. 118 Syosset, New York 11791 Telephone: (516) 677-8200 Facsimile: (516) 677-0806

The Liquidating Trustee:
Vicky Winkler c/o Marlene Rabinowitz BDO Consulting 135 West 50th Street, 20th Floor New York, NY 10020 Telephone: (212) 885-8348 Facsimile: (212) 515-2589

G.	Effect on Sale Orders, Asset Purchase Agreements, and Sale-Related Settlements

Nothing contained in the Amended Plan or any Confirmation Order shall be deemed to conflict with, or derogate from, the Sale Orders, the Asset Purchase Agreement or the Sale-Related Settlements, such that, to the extent that there are any inconsistencies between the terms of the Sale Orders, the Asset Purchase Agreement or the Sale-Related Settlements, on the one hand, and the Amended Plan and the Confirmation Order, on the other hand, the terms of the Sale Orders, the Asset Purchase Agreement and the Sale-Related Settlements shall govern.

H.	Tax Reporting and Compliance

The Liquidating Trustee is hereby authorized, on behalf of the Debtor, to request an expedited determination under Bankruptcy Code section 505(b) of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

I.	Filing of Additional Documents

On or before substantial Consummation of this Amended Plan, the Debtors shall file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Amended Plan.

J.	Final Report

Notwithstanding anything to the contrary in the Bankruptcy Rules providing for earlier closure of these Chapter 11 Cases, when all Disputed Claims against the Estate have become Allowed Claims or have been disallowed by Final Order, and all remaining Liquidating Trust Assets have been liquidated and converted into Cash (other than those Assets abandoned), and such Cash has been distributed in accordance with the Amended Plan, or at such earlier time as the Liquidating Trustee deems appropriate, the Liquidating Trustee shall file a final accounting, together with a final report, and shall seek authority from the Bankruptcy Court to close these cases in accordance with the Bankruptcy Code and the Bankruptcy Rules. The Liquidating Trustee shall serve until such time as the entry of a final decree closing these Chapter 11 Cases, at which time the Liquidating Trustee and the Post Confirmation Professionals engaged by them shall be discharged and shall have no further responsibilities under the Amended Plan. Further the Liquidating Trust Creditors’ Committee shall be dissolved at such time, and the members thereof shall have no further responsibilities as members of the Liquidating Trust Creditors’ Committee, whether under the Amended Plan or otherwise.

K.	Dissolution of Debtors Following Final Distribution

The Liquidating Trustee shall as soon as practical after the Final Distribution under this Amended Plan, and filing of the final accounting and report provided for in Section XII. J. of Amended Plan cause each of the Debtors to be dissolved in the manner provided for under applicable law.

XIII. BANKRUPTCY CODE REQUIREMENTS FOR CONFIRMATION

The Bankruptcy Court will confirm the Amended Plan only if it finds that all of the requirements of § 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a Amended Plan are that the Amended Plan: (i) is accepted by all impaired classes of claims and equity interests, or if rejected or deemed rejected by an impaired Class, satisfies the “cramdown” standard; (ii) is feasible; and (iii) is in the “best interests” of creditors and stockholders (interest holders) impaired under the Amended Plan.

Section 1129 of the Bankruptcy Code which sets forth the requirements that must be satisfied in order for the Amended Plan to be confirmed, lists the following requirements for the approval of any Amended Plan of reorganization:

1. An Amended Plan must comply with the applicable provisions of the Bankruptcy Code.

2. The proponent of an Amended Plan must comply with the applicable provisions of the Bankruptcy Code.

3. An Amended Plan must be proposed in good faith and not by any means forbidden by law.

4. Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under an Amended Plan, for services or for costs and expenses in or in connection with the case, or in connection with such Amended Plan and incident to the case, must be approved by, or be subject to the approval of, the court as reasonable.

5. (i)(A) The proponent of an Amended Plan must disclose the identity and affiliations of any individual proposed to serve, after confirmation of such Amended Plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint Amended Plan and the debtor, or a successor to the debtor under such Amended Plan; and

(B) The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy; and

(ii) The proponent of an Amended Plan must disclose the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for each insider.

6. Any governmental, regulatory commission with jurisdiction, after confirmation of an Amended Plan, over the rates of the debtor must approve any rate change provided for in such Amended Plan, or such rate change is expressly conditioned on such approval.

7. Each holder of a claim or interest in an impaired class of claims or interests must have accepted the Amended Plan or must receive or retain under the Amended Plan on account of such claim or interest property of a value, as of the effective date of the Amended Plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date, or, if the class is a class of secured claims that elects non-recourse treatment of the claims under § 1111(b) of the Bankruptcy Code, each holder of a claim in such class will receive or retain under the Amended Plan on account of such claim property of a value, as of the effective date of the Amended Plan, that is not less than the value of such holder’s interest in the estate’s interest in the property that secures such claims. This is the so-called “best interests” test.

8. With respect to each class of claims or interests, such class must accept the Amended Plan or not be impaired under the Amended Plan (subject to the “cramdown” provisions discussed herein.)

9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, an Amended Plan must provide that:

(i) with respect to an administrative claim and certain claims arising in an involuntary case, on the effective date of the Amended Plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of the claim;

(ii) with respect to a class of priority wage, employee benefit, consumer deposit and certain other claims described in §507(a)(3)-(6) of the Bankruptcy Code, each holder of a claim of such class will receive

(A) if such class has accepted the Amended Plan, deferred cash payments of a value, as of the effective date of the Amended Plan, equal to the allowed amount of such claim; or

(B) if such class has not accepted the Amended Plan, cash on the effective date of the Amended Plan equal to the allowed amount of such claim; and

(iii) with respect to a priority tax claim of a kind specified in §507(a)(8) of the Bankruptcy Code, the holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding five (5) years after the date of the order for relief, of a value, as of the date of assessment of such claim of a value, as of the effective date of the Amended Plan equal to the allowed amount of such claim, and such treatment must be in a manner not less favorable than the most favored non-priority unsecured claim provided for by the Amended Plan (other than cash payments made to a class of creditors under §1122(b)).

10. If a class of claims is impaired under an Amended Plan, at least one class of claims that is impaired under such Amended Plan must have accepted the Amended Plan, determined without including any acceptance of the Amended Plan by any insider; except that in a case in which the debtor is an individual, the debtor may retain property included in the estate subject to the requirements of 11 U.S.C. §1129(a)(14) described in ¶15 below.

11. Confirmation of an Amended Plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the Amended Plan unless such liquidation or reorganization is proposed in the Amended Plan. This is the so-called “feasibility” requirement.

12. All fees payable under § 1930 of the Bankruptcy Code, as determined by the court at the hearing on confirmation of the Amended Plan, must have been paid or the Amended Plan must provide for the payment of all such fees on the effective date of the Amended Plan.

13. An Amended Plan must provide for the continuation after its effective date of payment of all retiree benefits, as that term is defined in § 1114 of the Bankruptcy Code, at the level established pursuant to either subsection (e)(1)(B) or (g) of §1114 of the Bankruptcy Code, at any time prior to confirmation of such Amended Plan, for the duration of the period the debtor has obligated itself to provide such benefits.

14. An individual debtor may not obtain confirmation unless post-petition domestic support obligations are paid in full.

15. In those chapter 11 cases in which the debtor is an individual, and in which the holder of an allowed unsecured claim objects to the confirmation of the Amended Plan, the court will confirm the Amended Plan only if the value, as of the effective date of the Amended Plan, of the property to be distributed under the Amended Plan on account of such claim is not less than the amount of such claim; or the value of the property to be distributed under the Amended Plan is not less than the projected disposable income of the debtor (as defined in 11 U.S.C. §1325(b)(2) to be received during the five (5) year period beginning on the date that the first payment is due under the Amended Plan, or during the period for which the Amended Plan provides payments, whichever is longer.

This Disclosure Statement discusses two of these requirements: (a) acceptance by impaired classes; and (b) the “best interests” standard. The Debtors believe that the Amended Plan meets all the requirements of § 1129(a) of the Bankruptcy Code (other than as to voting, which has not taken place) and will seek a ruling of the Court to this effect at the hearing on confirmation of the Amended Plan. You are urged to consult your own attorneys to evaluate each of the standards for confirmation of the Amended Plan under the Bankruptcy Code.

A.	Vote Required for Acceptance; Confirmation

The Bankruptcy Code defines acceptance of an Amended Plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of the claims of that class which actually cast ballots (other than any holders who are found by the Bankruptcy Court to have cast their ballots in bad faith). The Bankruptcy

Code defines acceptance of an Amended Plan by an impaired class of equity interests as acceptance by holders of at least two-thirds in number of the equity interests of that class that actually cast ballots other than any holders who are found by the Bankruptcy Court to have cast their ballots in bad faith.

In addition to this voting requirement, § 1129 of the Bankruptcy Code requires that a Amended Plan be accepted by each holder of a claim or interest in an impaired class or that the Amended Plan otherwise be found by the Court to be in the best interests of each holder of a claim or interest in an impaired class. See “Best Interests Test” below.

If one Class of impaired Claims or Interests accepts the Amended Plan, the Court may confirm the Amended Plan under the “cramdown” provisions of § 1129(b) of the Bankruptcy Code, which permits the confirmation of an Amended Plan over the dissenting votes of creditors or equity interest holders that have voted, as a Class, to reject the Amended Plan, provided that certain standards are met. See “Cramdown” below.

In the event any Voting Class votes against the Amended Plan, and the Amended Plan is not withdrawn, the terms of the Amended Plan may be modified by the Debtor, as necessary to effect a “cramdown” on such dissenting Class or Classes by reallocating value from all Classes Junior to the objecting Class or Classes to any impaired senior Classes until such impaired senior Classes are paid in accordance with the absolute priority rule of § 1129(b) of the Bankruptcy Code. Any such modifications or amendments shall be filed with the Bankruptcy Court and served on all parties in interest entitled to receive notice of the hearing on the confirmation of the affected Amended Plan. Subject to the conditions set forth in the Amended Plan, a determination by the Bankruptcy Court that the Amended Plan is not confirmable pursuant to § 1129 of the Bankruptcy Code will not limit or affect the Debtors’ ability to modify the Amended Plan to satisfy the provisions of § 1129 of the Bankruptcy Code.

B.	Fair and Equitable Test; Cramdown

Any Voting Class that fails to accept the Amended Plan will be deemed to have rejected the Amended Plan. Notwithstanding such rejections, the Bankruptcy Court may confirm the Amended Plan and the Amended Plan will be binding upon all Classes, including the Classes rejecting the Amended Plan, if the Debtors demonstrate to the Bankruptcy Court that at least one impaired Class of Claims has accepted the Amended Plan and that the Amended Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each non-accepting Class. An Amended Plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are similar to those of the dissenting class and if no class receives more than it is entitled to for its claims or interests.

The Bankruptcy Code establishes different “fair and equitable” tests for the secured and unsecured creditors as follows:

1. Secured Creditors. Either (i) each secured creditor in a non-accepting impaired class retains the liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each secured creditor in a non-accepting impaired class realizes the indubitable equivalent of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds and the treatment of such liens on proceeds as provided in clause (i) or (ii) of this subparagraph.

2. Unsecured Creditors. Either (i) each unsecured creditor in a non-accepting impaired class receives or retains under the Amended Plan property having a present value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the Amended Plan, unless new value is given by and through the operation of the Chapter 11 Amended Plan; additionally, with respect to those cases in which the Debtor is an individual and in which the holder of an allowed unsecured claim objects to the confirmation of the Amended Plan, the court will confirm the Amended Plan only if the value, as of the effective date of the Amended Plan, of the property to be distributed under the Amended Plan on account of such claim is not less than the amount of such claim; or the value of the property to be distributed under the Amended Plan is not less than the projected disposable income of the debtor (as defined in 11 U.S.C. §1325(b)(2) to be received during the five (5) year period beginning on the date that the first payment is due under the Amended Plan, or during the period for which the Amended Plan provides payments, whichever is longer.

THE PROPONENTS BELIEVE THAT THE AMENDED PLAN DOES NOT DISCRIMINATE UNFAIRLY WITH RESPECT TO ANY CLASS AND IS FAIR AND EQUITABLE WITH RESPECT TO EACH IMPAIRED CLASS, THEREFORE, THE PROPONENTS INTEND TO SEEK CONFIRMATION OF THE AMENDED PLAN EVEN IF LESS THAN THE REQUISITE NUMBER OF FAVORABLE VOTES ARE OBTAINED FROM ANY VOTING CLASS.

DATED this 14th day of October, 2011.

PROFESSIONAL VETERINARY PRODUCTS, LTD, A Nebraska Corporation, et al, Debtors		UNSECURED CREDITORS COMMITTEE,

By:	/s/ Robert J. Bothe	By:	/s/ Wanda Borges

Robert J. Bothe, #15018

James J. Niemeier, #18838

Michael T. Eversden, #21941

Robert P. Diederich, #23393

McGrath North Mullin & Kratz, PC LLO

Suite 3700, First National Tower

1601 Dodge Street

Omaha, Nebraska 68102-1627

Telephone: (402) 341-3070

Facsimile: (402) 341-0216

ATTORNEYS FOR DEBTORS

Wanda Borges Borges & Associates, LLC 575 Underhill Blvd., Ste. 118 Syosset, New York 11791 Telephone: (516) 677-8200 Facsimile: (516) 677-0806 ATTORNEY FOR UNSECURED CREDITORS COMMITTEE

CERTIFICATE OF SERVICE

I hereby certify that on October 14, 2011, I caused filing of the foregoing with the Clerk of the Bankruptcy Court using the CM/ECF system.

/s/ Robert J. Bothe
Robert J. Bothe